Exhibit 99.1

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements we make in the following discussion which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including the risks and uncertainties we have referred to under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in Items 1 and 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”).

General

Our company is a leading EPCI company focused on designing and executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services, we deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning.  Operating in approximately 20 countries across the Americas, Europe, Africa, Middle East and Asia, our integrated resources include approximately 13,400 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction.

In the first quarter of 2015, we completed changes to our organizational structure which resulted in realignment of our reporting segments. The North Sea and Africa operations were previously aggregated into the Middle East operating segment. However, the responsibility for business decisions relating to the North Sea and Africa was moved to our Americas operating segment in the first quarter of 2015. As a result, the North Sea and Africa businesses are now reflected in our Americas segment, now referred to as Americas, Europe and Africa (“AEA”). All comparable periods presented have been revised to reflect this change. Accordingly, we now report financial results under three reporting segments consisting of (1) AEA, (2) the Middle East (“MEA”) and (3) Asia (“ASA”). We also report certain corporate and other non-operating activities under the heading “Corporate and other,” which primarily reflects corporate personnel and activities, incentive compensation programs and other costs that are generally fully allocated to our reporting segments. However, corporate restructuring costs associated with our corporate reorganization are not allocated to our reporting segments. See Note 11 to our audited consolidated financial statements included in this report for summarized financial information on our segments.

We also report certain corporate and other non-operating activities under the heading “Corporate and Other.” Corporate and Other primarily reflects corporate personnel and activities, incentive compensation programs and other costs, which are generally fully allocated to our operating segments.

Our business activity depends mainly on capital expenditures for offshore construction services of major integrated oil and gas companies and national oil companies for the construction of development projects in the regions in which we operate. Our operations are generally capital intensive and rely on large contracts, which can account for a substantial amount of our revenues.

The results of operations for the year ended December 31, 2012 reflect the historical operations of the charter fleet business as discontinued operations. The discussions of our business and results of operations in this report are presented on the basis of continuing operations, unless otherwise stated.

Recent Developments

In January 2015, we and GE Oil & Gas formed new joint venture entities focused on the front-end engineering and design (FEED) phases of projects in the offshore market.  The entities, which are owned 50 percent each by McDermott and GE Oil & Gas, are operating under the name io Oil & Gas™.

Overview of Operating Results

2014

The financial results for the year ended December 31, 2014 included operating income of $8.6 million. Included in this operating income are net contract improvements of $111.0 million and $117.0 million of gross profit recognition from progress achieved. Also included was $55.0 million associated with the sale of non-core assets and an improvement to the cancellation cost estimate included in vessel related impairment charges recognized during the year ended December 31, 2013 as discussed further in

Notes 1 and 2 to our consolidated financial statements included in this report and $18 million associated with our ongoing restructuring programs, as discussed further in Note 2 to our consolidated financial statements included in this report.

Of the $111.0 million net of contract improvements, approximately $101.0 million was due to increased recovery of costs from certain of our projects as a result of successful renegotiation with our customers during the year ended December 31, 2014. Approximately $120 million of contract changes resulted from the recognition of profit on approved change orders and settlements during the year ended December 31, 2014. These improvements were partially offset by increased cost estimates of $110.0 million, primarily due to marine equipment downtime driven by adverse weather conditions, mechanical issues and standby delays.

2013

Financial results for the year ended December 31, 2013 included an operating loss of $456.7 million. The operating loss was a result of a combination of operational matters and commercial issues with customers that impacted, among other things, our estimates of our costs at completion for various projects. These operational matters and commercial issues included the following:

Of the $317.9 million fourth quarter 2013 operating loss, approximately $134.0 million was related to commercial issues, approximately $81.9 million was related to operational matters, approximately $86.0 million was related to impairment of balance sheet assets and approximately $16.0 million was related to restructuring charges in the AEA segment and corporate reorganization.

Of the approximate $134.0 million of fourth quarter 2013 operating losses related to commercial issues, key drivers included changes to recovery estimates on projects with unapproved change orders or claims outstanding with customers. Specifically, we recorded approximately $91.0 million of losses related to unapproved claims on two projects.

Of the approximate $81.9 million of fourth quarter 2013 operating losses related to projects with operational matters, approximately $50.0 million related to our typical selling, general and administrative costs. In addition, a key driver was a $28.0 million loss related to a subsea project in Malaysia due primarily to mechanical downtime on the North Ocean 105. The vessel has since resumed work and the project was completed in June 2014.

Business Outlook

The demand for our services is affected by the capital expenditure decisions of oil and gas producers. Many of our customers make their capital expenditure decisions based on their long-term view of oil and gas prices and the economics of specific projects. We operate in most major oil and gas producing regions of the world, work on both new and existing field developments, and provide services that require a varying amount of technical complexity. As a result, the economics of specific projects that we provide services for varies considerably.

The recent reduction in oil and gas prices from the higher supply of oil raises short-term uncertainty around the economics of certain potential projects that have not yet been approved by our customers and, therefore, are not included in our backlog. We do not currently have any reason to expect cancellation of existing projects in our backlog.

While some of our customers may defer or delay certain capital projects, we expect others, including national oil companies, to continue as they are economic or necessary in a variety of oil and gas price environments. We expect that deferral or delays of certain projects, combined with the natural decline rates of existing production, may ultimately contribute to further investment by oil and gas producers in the long-term.

In the current environment, we are focused on the things we can control, which include the execution of our current backlog and the restructuring and resizing of our business to meet our projected activity levels. Some of the restructuring activities are described in Note 2 to our audited consolidated financial statements included in this report. Furthermore, we expect, that with the restructuring and resizing, the amount of projects that are economic or necessary in the current environment will generate sufficient revenues to cover a substantial portion of our fixed costs.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements and accompanying notes are presented in U.S. Dollars and prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The amounts we report in our consolidated financial statements and accompanying notes reflect the application of our accounting policies and management’s estimates and assumptions. We believe the following are our most critical accounting policies applied in the preparation of our consolidated financial statements. These policies require our most difficult, subjective and complex judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

Pension Accounting Change.

In the fourth quarter of 2014, we elected to change our accounting method for recognizing actuarial gains and losses for our pension and other post-retirement benefit plans. Historically, these gains and losses were recognized as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets and amortized into our consolidated statements of operations and comprehensive income (loss) over the average future service period or the average remaining life expectancy of the plan participants.   Under the new accounting method, we immediately recognize actuarial gains and losses into earnings in the fourth quarter each year as a component of net periodic benefit cost. We believe the new accounting method is preferable as it accelerates recognition of gains and losses into net income to be closer to when events resulting in gains and losses occur, such as plan investment performance, changes in discount rates, interest rate movements, mortality expectations and changes in other actuarial assumptions. This change has been reported through retrospective application of the new accounting method to all periods presented. See Note 4 to our audited consolidated financial statements included in this report for a further discussion of our pension and postretirement benefits and Notes 13 and 14 for disclosures relating to the effect of this change in our accounting method. Also see “— Accumulated Other Comprehensive Loss” and Note 9 for certain tax restated disclosures relating to pension accounting change.

Revenue Recognition. We determine the appropriate accounting method for each of our long-term contracts before work on the project begins. We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, man hours, or a cost-to-cost method, as applicable to the activity involved. We include the amount of accumulated contract costs and estimated earnings that exceed billings to customers in contracts in progress. We include billings to customers that exceed accumulated contract costs and estimated earnings in advance billings on contracts. Most long-term contracts contain provisions for progress payments. We expect to invoice customers for all unbilled revenues. Certain costs are generally excluded from the cost-to-cost method of measuring progress, such as significant costs for materials and third-party subcontractors. Costs incurred prior to a project award are generally expensed during the period in which they are incurred. Total estimated project costs, and resulting contract income, are affected by changes in the expected cost of materials and labor, productivity, vessel costs, scheduling and other factors. Additionally, external factors such as weather, customer requirements and other factors outside of our control may affect the progress and estimated cost of a project’s completion and, therefore, the timing and amount of revenue and income recognition. In addition, change orders, which are a normal and recurring part of our business, can increase (sometimes substantially) the future scope and cost of a job. Therefore, change order awards (although frequently beneficial in the long term) can have the short-term effect of reducing the job percentage of completion and thus the revenues and profits recognized to date. We regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit, proportionate to the job percentage of completion in the period when those estimates are revised. Revenue from unapproved change orders is generally recognized to the extent of the lesser of amounts we expect to recover or costs incurred. Additionally, to the extent that claims included in backlog, including those which arise from change orders which are under dispute or which have been previously rejected by the customer, are not resolved in our favor, there could be reductions in, or reversals of previously reported amounts of, revenues and profits, and charges against current earnings, which could be material.

As of December 31, 2014, the total unapproved change orders included in our estimates at completion aggregated approximately $277.0 million, of which approximately $75.0 million was included in backlog. As of December 31, 2013, the total unapproved change orders included in our estimates at completion aggregated approximately $514.2 million, of which approximately $112.3 million was included in backlog.  Unapproved change orders that are disputed by the customer are treated as claims.

Claims Revenue. Claims revenue may relate to various factors, including the procurement of materials, equipment performance failures, change order disputes or schedule disruptions and other delays, including those associated with weather or sea conditions. Claims revenue, when recorded, is only recorded to the extent of the lesser of the amounts management expects to recover or the associated costs incurred in our consolidated financial statements. We include certain unapproved claims in the applicable contract values when we have a legal basis to do so, consider collection to be probable and believe we can reliably estimate the ultimate value. Amounts attributable to unapproved change orders are not included in claims. We continue to actively engage in negotiations with our customers on our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses. Claims are generally negotiated over the course of the respective projects and many of our projects are long-term in nature. None of the claims included in our estimates at completion at December 31, 2014 were the subject of any litigation proceedings.

The amount of revenues and costs included in our estimates at completion (i.e., contract values) associated with such claims was $6.5 million and $17.2 million as of December 31, 2014 and December 31, 2013, respectively. All of those claim amounts at December 31, 2014 and 2013 were related to our MEA segment. These amounts are determined based on various factors, including our analysis of the underlying contractual language and our experience in making and resolving claims. There were no costs in our consolidated financial statements for the year ended December 31, 2014 pertaining to claims.  For the year ended December 31, 2013, $11.7 million of revenues and costs are included in our consolidated financial statements pertaining to claims, all of which were related to the MEA segment. Our unconsolidated joint ventures did not include any claims revenue or associated costs in their financial results for the years ended December 31, 2014 and 2013.

We continue to actively engage in negotiations with our applicable customers with respect to our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses.

Deferred Profit Recognition. For contracts as to which we are unable to estimate the final profitability due to their uncommon nature, including first-of-a-kind projects, we recognize equal amounts of revenue and cost until the final results can be estimated more precisely. For these contracts, we only recognize gross margin when reliably estimable and the level of uncertainty has been significantly reduced, which we generally determine to be when the contract is at least 70% complete. We treat long-term construction contracts that contain such a level of risk and uncertainty that estimation of the final outcome is impractical as deferred profit recognition contracts. If, while being accounted for under our deferred profit recognition policy, a current estimate of total contract costs indicates a loss, the projected loss is recognized in full and the project is accounted for under our normal revenue recognition guidelines. Prior to the fourth quarter of 2013, we accounted for an AEA segment project under our deferred profit recognition policy. The project was completed during the year ended December 31, 2014, and currently there are no projects accounted for under the deferred profit recognition policy.

Completed Contract Method. Under the completed contract method, revenue and gross profit is recognized only when a contract is completed or substantially complete. We generally do not enter into fixed-price contracts without an estimate of cost to complete that we believe to be accurate. However, it is possible that in the time between contract award and the commencement of work on a project, we could lose the ability to forecast costs to complete adequately, based on intervening events, including, but not limited to, experience on similar projects, civil unrest, strikes and volatility in our expected costs. In such a situation, we would use the completed contract method of accounting for that project. We did not enter into any contracts that we accounted for under the completed contract method during 2014, 2013 or 2012.

Loss Recognition. A risk associated with fixed-priced contracts is that revenue from customers may not cover increases in our costs. It is possible that current estimates could materially change for various reasons, including, but not limited to, fluctuations in forecasted labor and vessel productivity, vessel repair requirements, weather downtime, subcontractor or supplier performance, pipeline lay rates or steel and other raw material prices. Increases in costs associated with our fixed-price contracts could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. Alternatively, reductions in overall contract costs at completion could materially improve our consolidated financial condition, results of operations and cash flows.

As of December 31, 2014, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when determined.

Of the December 31, 2014 backlog amount of $3.6 billion, approximately $401.2 million relates to five active projects that are in a loss position, whereby future revenues are expected to equal costs when recognized. Included in this amount are $146.4 million of backlog associated with an EPCI project in Altamira which is expected to be completed in the fourth quarter of 2015, $102.2 million of backlog pertaining to a five-year charter of the Agile in Brazil, which began in early 2012, and $50.1 million of backlog relating to a charter project in Brazil scheduled for completion during the second quarter of 2015, all of which are being conducted by our AEA segment. The amount also includes $92.9 million of backlog relating to an EPCI project in Saudi Arabia which is expected to be completed by the third quarter of 2016 and $9.6 million of backlog relating to a hook-up project in Saudi Arabia scheduled for completion by the second quarter of 2015, both being conducted in our MEA segment. It is possible that our estimates of gross profit could increase or decrease based on changes in productivity, actual downtime and the resolution of change orders and claims with the customers.

Use of Estimates. We use estimates and assumptions to prepare our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts we report in our financial statements and accompanying notes. Our actual results could differ from these estimates, and variances could materially affect our financial condition and results of operations in future periods. Changes in project estimates generally exclude change orders and changes in scope, but may include, without limitation, unexpected changes in weather conditions, productivity, unanticipated vessel repair requirements, customer, subcontractor and supplier delays and other costs. We generally expect to experience a variety of unanticipated events, and some of these events can result in significant cost increases above cost amounts we previously estimated. As of December 31, 2014, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results.

The following is a discussion of our most significant changes in estimates, which impacted operating income in each of our segments for the years ended December 31, 2014 and 2013.

Year ended December 31, 2014

Operating income for the year ended December 31, 2014 was impacted by changes in estimates relating to projects in each of our segments.

The ASA segment experienced net favorable changes aggregating approximately $51.6 million, primarily attributable to changes in estimates on seven projects. Changes in estimates on a recently completed subsea project in Malaysia resulted in an improvement of approximately $34.3 million during the year ended December 31, 2014, primarily related to productivity improvements on our marine vessels and offshore support activities, as well as the favorable resolution of cost contingencies relating to offshore performance risks. On a recently completed marine installation project in Brunei, a reduction in estimated cost to complete from productivity improvements on marine vessels and offshore support activities resulted in a favorable change of approximately $11.8 million. On two previously completed projects, insurance claim collection and final project close-out adjustments resulted in a combined additional recovery of approximately $10.3 million during the year ended December 31, 2014. In addition, completion of two projects resulted in project close-out savings of approximately $6.3 million. These positive changes were partially offset by a negative change in estimate of $11.0 million on an EPCI project in Australia, primarily due to lower than expected fabrication productivity, increase in procurement costs as well as an increase in marine costs primarily due to changes in marine asset utilization.

The MEA segment was negatively impacted by net unfavorable changes aggregating approximately $4.4 million, primarily attributable to changes in four projects. On one EPCI project in Saudi Arabia, we increased our estimated cost at completion by approximately $22.5 million (which may be recoverable from the customer, but which were not recognizable at December 31, 2014), primarily as a result of vessel downtime due to weather and standby delays amounting to $43.0 million, partially offset by increased cost recovery estimates of approximately $20.5 million based on positive discussions with the customer during the fourth quarter of 2014. On another EPCI project in Saudi Arabia, we increased our estimated cost to complete by $19.2 million, primarily as a result of increased cost estimates to complete the onshore scope. Although the project recognized a loss in the year ended December 31, 2013, it remains in an overall profitable position and is expected to be fully closed out by the quarter ending June 2015. On a third EPCI project in Saudi Arabia, we increased our estimated costs to complete by approximately $12.2 million, to reflect cost overruns related to (1) the onshore work, which was substantially completed in July 2014, and (2) delays in completing the offshore work, due to delayed access to the project site, resulting in a revised execution plan. The revised execution plan included the costs of an incremental mobilization and reflected inefficiencies of executing out-of-sequence work. This project remains profitable and is expected to be completed by March 2015. These negative changes were partially offset by approximately $53.5 million of increased cost recovery estimates on a recently completed pipelay project in the Caspian based on positive negotiations with the customer during the year ended December 31, 2014 in connection with the ongoing project close-out process. We expect final settlement on this process during early 2015, which could result in further changes to be recognized in 2015.

The AEA segment was negatively impacted by net unfavorable changes in estimates aggregating $37.2 million associated with five projects. On an EPCI project in Altamira, we increased our estimated cost to complete by approximately $68.9 million, due to liquidated damages and extended project management costs arising from unexpected project delays and projected fabrication cost increases reflecting reduced productivity and execution plan changes to mitigate further project delays, as well as procurement and marine installation cost increases. This project is in a loss position and is estimated to be completed in the fourth quarter of 2015. On a subsea project in the U. S.  Gulf of Mexico, we increased our estimated cost to complete by approximately $5.5 million, primarily due to increased costs from equipment downtime issues on the North Ocean 102 (the “NO 102”), our primary vessel working on the project, partially offset by project close-out savings on marine spread costs and increased cost recovery estimates based on positive developments from the ongoing negotiations with the customer. This project, which was in a loss position, was completed during the year ended December 31, 2014. On a fabrication project in Morgan City completed during 2013, we reduced our cost recovery estimates by approximately $7.8 million, mainly based on an agreement in principle with the customer during the year ended December 31, 2014, which resulted in lower-than-anticipated recoveries. These negative impacts were partially offset by $39.8 million of project close-out improvements on an EPCI project in Brazil, which resulted from marine cost reductions upon completion of activities and increased recoveries due to successful developments from the ongoing approval process for additional weather-related compensation. We also recognized $5.2 million of cost reductions on a marine installation project in the U. S. Gulf of Mexico, mainly due to project close-out improvements.

Year ended December 31, 2013

For the year ended December 31, 2013, we recognized net project losses of approximately $315.1 million due to changes in estimates across all three of our operating segments.

The ASA segment was negatively impacted by net losses of approximately $62.2 million due to changes in estimates on four projects. On the subsea project in Malaysia discussed above, we increased our estimated cost at completion by approximately $126.9 million primarily due to downtime on the NO 105 resulting from mechanical and offshore productivity issues. This project was completed in June 2014 with subsequent improvements of approximately $34.3 million in 2014, as discussed above. On an EPCI project in Australia we completed a settlement with the customer which resulted in lower-than-expected recoveries. This project was completed in the first quarter of 2013 and the settlement documents were executed on February 5, 2014. These deteriorations were partially offset by improvements on two projects. On another EPCI project in Australia, we reduced estimated costs to complete the project by approximately $64.1 million as a result of efficiencies and productivity improvements related to offshore hookup activities. This project was completed in early 2013. On a fabrication project in Australia, we increased our change order recovery and bonuses recognized by approximately $14.7 million resulting from settlements and achieved milestones. This project was completed in March 2014.

The MEA segment was negatively impacted by losses of $174.4 million due to changes in estimates on four projects. On the pipelay project in the Caspian Sea, we reduced the estimate of cost recovery as a result of ongoing negotiations with the customer. This project was completed in June 2014 with subsequent improvements of approximately $53.5 million in 2014, as discussed above. On an EPCI project in Saudi Arabia, we increased our estimated cost at completion by approximately $62.5 million, primarily as a result of revisions to the project’s execution plans, increases in our estimated cost to complete due to an extended offshore hookup campaign requiring multiple vessel mobilizations and delays in completion of onshore activities. On another EPCI project in Saudi Arabia, we increased our estimated cost to complete by approximately $16.5 million, primarily due to weather downtime and revisions to our estimated cost to complete the hookup campaign. On a third EPCI project in Saudi Arabia, we increased our estimated cost to complete by approximately $16.4 million due to procurement and design issues which were settled on less favorable terms than previously expected. This project is currently in a loss position and is expected to be completed during the third quarter of 2016.

The AEA segment was negatively impacted by changes in estimates on six projects resulting in approximately $78.5 million of project losses. In Morgan City, we incurred additional costs of approximately $9.3 million to complete a fabrication project, primarily due to poor labor productivity. That project was completed during the fourth quarter of 2013. On a marine project in Mexico completed during 2012, we reversed previously recognized claim revenue by approximately $10.0 million due to unsuccessful claim resolution efforts. On the five-year charter of the Agile in Brazil, we increased the estimated cost to complete the project by approximately $8.6 million. The completion of this charter is expected during the first quarter of 2017. On two EPCI projects in Altamira, we increased our estimated costs at completion by approximately $40.9 million, primarily due to higher procurement costs, reduced labor productivity, and reduced utilization of the fabrication facility. Both of these projects are in a loss position. One was completed during the year ended December 31, 2014 and the other is expected to be completed by the fourth quarter of 2015. On a subsea project in the U.S. Gulf of Mexico, we recognized a loss of approximately $9.7 million, primarily driven by the recognition of liquidated damages due to the anticipated late arrival of vessels currently engaged on projects in Brazil and Malaysia. This project was completed during the year ended December 31, 2014.

Derivative Financial Instruments. Our worldwide operations give rise to exposure to changes in certain market conditions, which may adversely impact our financial performance. When we deem it appropriate, we use derivatives as a risk management tool to mitigate the potential impacts of certain market risks. The primary market risk we manage through the use of derivative instruments is movement in foreign currency exchange rates. We use foreign currency derivative contracts to reduce the impact of changes in foreign currency exchange rates on our operating results. We use these instruments to hedge our exposure associated with revenues and/or costs on our long-term contracts and other cash flow exposures that are denominated in currencies other than our operating entities’ functional currencies. We do not hold or issue financial instruments for trading or other speculative purposes.

In certain cases, contracts with our customers may contain provisions under which payments from our customers are denominated in U.S. Dollars and in a foreign currency. The payments denominated in a foreign currency are designed to compensate us for costs that we expect to incur in such foreign currency. In these cases, we may use derivative instruments to reduce the risks associated with foreign currency exchange rate fluctuations arising from differences in timing of our foreign currency cash inflows and outflows.

Property, Plant and Equipment. We carry our property, plant and equipment at depreciated cost. Except for major marine vessels, we depreciate our property, plant and equipment using the straight-line method, over estimated economic useful lives of eight to 33 years for buildings and three to 28 years for machinery and equipment. We do not depreciate property, plant and equipment classified as held for sale.

Marine Vessels. We depreciate major marine vessels using the units-of-production method based on the utilization of each vessel. Our units-of-production method of depreciation involves the calculation of depreciation expense on each vessel based on the product of actual utilization for the vessel for the period and the applicable daily depreciation value (which is based on vessel book value, standard utilization and vessel life) for the vessel. Our actual utilization is determined based on the actual days that the vessel was working or otherwise actively engaged (other than in transit between regions) under a contract, as determined by daily vessel operating reports prepared by the crew of the vessel. Our standard utilization is determined by vessel at least annually based on recent actual utilization combined with an expectation of future utilization, both of which allow for idle time. We ensure that a minimum amount of accumulated depreciation of at least 50% of equivalent life-to-date straight-line depreciation is recorded. Additionally, in periods of very low utilization, a minimum amount of depreciation expense of at least 25% of an equivalent straight-line depreciation expense (which is based on an initial 25-year life) is recorded.

We capitalize drydocking costs in other assets when incurred and amortize the costs over the period of time between drydockings, which is generally three to five years.

We expense the costs of other maintenance, repairs and renewals, which do not materially prolong the useful life of an asset, as we incur them. These amounts are generally not significant to our consolidated financial statements.

Insurance and Self-Insurance. We have a wholly owned “captive” insurance subsidiary that provides coverage for our retentions under employer’s liability, general and products liability, automobile liability and workers’ compensation insurance and, from time to time, builder’s risk and marine hull insurance within certain limits We may also have business reasons in the future to arrange for our insurance subsidiary to insure other risks which we cannot or do not wish to transfer to outside insurance companies. Premiums charged and reserves related to these insurance programs are based on the facts and circumstances specific to the insurance claims, our past experience with similar claims, loss factors and the performance of the outside insurance market for the type of risk at issue. The actual outcome of insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions for the coverages discussed above. These accruals are based on assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted as required based upon actual claim settlements and reported claims. Claims as a result of our operations could adversely impact the ability of our insurance subsidiary to respond to all claims presented. We reduced our self-insurance accruals, primarily due to fewer and less severe Workers’ Compensation claims, by $8.0 million, $7.2 million and $6.8 million during the years ended December 31, 2014, 2013 and 2012, respectively, and recognized these reductions in cost of operations in our consolidated statements of operations.

Upon the February 22, 2006 effectiveness of the settlement relating to the Chapter 11 proceedings involving several B&W subsidiaries, most of our subsidiaries contributed substantial insurance rights to the asbestos personal injury trust. Those insurance rights provided coverage for, among other things, asbestos and other personal injury claims, subject to the terms and conditions of the policies. With the contribution of those insurance rights to the asbestos personal injury trust, we may have underinsured or uninsured exposure for non-derivative asbestos claims or other personal injury or other claims that would have been insured under those coverages had the insurance rights not been contributed to the asbestos personal injury trust.

Pension Plans and Postretirement Benefits. We estimate income or expense related to our pension and postretirement benefit plans based on actuarial assumptions, including assumptions regarding discount rates and expected returns on plan assets adjusted for the current period actuarial gains and losses. We determine our discount rate based on a review of published financial data and discussions with our actuary regarding rates of return on high-quality, fixed-income investments currently available and expected to be available during the period to maturity of our pension obligations. Based on historical data and discussions with our investment consultant, we determine our expected return on plan assets based on the expected long-term rate of return on our plan assets and the market value of our plan assets. The expected long-term rate of return is based on the expected return of the various asset classes held in the plan, weighted by the target allocation of the plan’s assets. Changes in these assumptions can result in significant changes in our estimated pension income or expense and our consolidated financial condition. We revise our assumptions on an annual basis based upon changes in current interest rates, return on plan assets and the underlying demographics of our workforce. These assumptions are reasonably likely to change in future periods and may have a material impact on future earnings. See Note 4 to our consolidated financial statements included in this report for information on our pension plans.

Loss Contingencies. We record liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. We provide disclosure when there is a reasonable possibility that the ultimate loss will exceed the recorded provision or if such loss is not reasonably estimable. We are currently involved in litigation and other proceedings, as discussed in Note 12 to our consolidated financial statements included in this report. We have accrued our estimates of the probable losses associated with these matters, and associated legal costs are generally recognized in selling, general and administrative expenses as incurred. However, our losses are typically resolved over long periods of time and are often difficult to estimate due to various factors, including the possibility of multiple actions by third parties. Therefore, it is possible future earnings could be affected by changes in our estimates related to these matters.

Some of our contracts contain provisions that require us to pay liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a claim under these provisions. These contracts define the conditions under which our customers may make claims against us for liquidated damages. In many cases in which we have historically had potential exposure for liquidated damages, such damages ultimately were not asserted by our customers.

Impairment Review

We review goodwill for impairment on an annual basis or more frequently if circumstances indicate that impairment may exist. The annual impairment review involves comparing the fair value to the net book value of each applicable reporting unit and, therefore, is significantly impacted by estimates and judgments.

Based on the goodwill impairment tests done during the year ended December 31, 2013, we recorded an impairment charge of approximately $46.7 million in the fourth quarter of 2013 in our consolidated statements of operations. This amount represented the total amount of our goodwill, which was primarily related to a 2007 acquisition.

We review our tangible and intangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation is required, the fair value of each applicable asset is compared to its carrying value. Factors that impact our determination of potential impairment include forecasted utilization of equipment and estimates of forecasted cash flows from projects expected to be performed in future periods. Our estimates of cash flow may differ from actual cash flow due to, among other things, economic conditions or changes in operating performance. Any changes in such factors may negatively affect our business segments and result in future asset impairments. During the year ended December 31, 2014, we determined that certain of our intangible assets were fully impaired and recorded an impairment charge of approximately $1.7 million in the quarter ended December 31, 2014.

In June 2014, we cancelled a pipelay system originally intended for the Construction Support Vessel 108 (the “CSV 108”), which resulted in a $10.7 million improvement to the cancellation cost estimate included in the $37.8 million of vessel-impairment charges recognized during the year ended December 31, 2013 discussed below.

Based on market conditions and expected future utilization of our entire marine fleet, we recognized impairment charges totaling approximately $37.8 million during the year ended December 31, 2013 in our consolidated statements of operations related to the cancellation of in-progress upgrades to one of our existing marine vessels and the deferral of a portion of the scope of work relating to one of our marine vessels under construction. We used appraised values and discounted future cash flows associated with the assets to determine the impairment amounts. Appraised values and discounted cash flows involve significant management judgments.

We did not recognize any impairment for the year ended December 31, 2012.

Deferred Taxes. We believe that our deferred tax assets recorded as of December 31, 2014 are realizable through carrybacks, future reversals of existing taxable temporary differences and future taxable income. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. If we subsequently determine that we will be able to realize deferred tax assets in the future in excess of our net recorded amount, the resulting adjustment would increase earnings for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Any changes to our estimated valuation allowance could be material to our consolidated financial condition and results of operations. See Note 9 to our consolidated financial statements included in this report for information on our deferred taxes.

Stock-Based Compensation. Equity instruments are measured at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. We use a Black-Scholes model to determine the fair value of certain share-based awards, such as stock options. Additionally, we use a Monte Carlo model to determine the fair value of certain share-based awards that contain market and performance-based conditions. The use of these models requires highly subjective assumptions, such as assumptions about the expected life of the award, vesting probability, expected dividend yield and the volatility of our stock price.

For discussion of recently adopted accounting standards and updates, see Note 1 to our consolidated financial statements included in this report.

Segment Operations

Our segment revenues, net of intersegment revenues, as well as the approximate percentages of our total consolidated revenues, and operating income (loss) for each of the last three years were as follows (dollars in thousands):

	Revenues		Operating Income (Loss)
		Percent of
	Amount	Consolidated Revenues	Amount
December 31, 2014:
ASA	$937,615	41%	$55,412
MEA	795,666	35%	11,421
AEA	567,608	24%	(49,337)
Corporate	—	—	(8,942)
Consolidated	$2,300,889	100%	$8,554

December 31, 2013:
ASA	$953,838	36%	$(72,159)
MEA	1,167,804	44%	(169,224)
AEA	537,290	20%	(215,362)
Consolidated	$2,658,932	100%	$(456,745)

December 31, 2012:
ASA	$1,575,682	43%	$236,874
MEA	1,591,881	44%	138,733
AEA	474,061	13%	(68,468)
Consolidated	$3,641,624	100%	$307,139

For additional information on the geographic distribution of our revenues, see Note 11 to our consolidated financial statements included in this report.

YEAR ENDED DECEMBER 31, 2014 COMPARED TO YEAR ENDED DECEMBER 31, 2013

Revenues

Revenues decreased approximately 15%, or $0.4 billion, to $2.3 billion in the year ended December 31, 2014 compared to $2.7 billion for the year ended December 31, 2013. The decline in revenues was primarily attributable to the decrease in our MEA segment discussed below.

Revenues in the ASA segment decreased by approximately 2%, or $16.2 million, to $937.6 million in the year ended December 31, 2014, compared to $953.8 million in the year ended December 31, 2013. The decline was largely due to the completion in 2013 of two of our EPCI projects in Australia and a marine installation project in Malaysia that had significant marine activity during the year ended December 31, 2013. Also contributing to the revenue decrease was approximately $50 million of successful project close-out negotiations and resolution of pending change orders with our customer on one of the EPCI projects in Australia, which occurred in 2013. In addition, the completion of activities on a subsea project in Malaysia, a fabrication project in Australia and an EPCI project in Malaysia, each of which had significant activity during 2013 also led to decreased revenue during 2014. These decreases were partially offset by an increase in revenues associated with increased fabrication activity on an ongoing EPCI project in Australia and increased marine activity on a recently completed marine installation project in Brunei.

Revenues in the MEA segment decreased by approximately 32%, or $372.1 million, to $795.7 million in the year ended December 31, 2014, compared to $1.2 billion in the year ended December 31, 2013. The decrease was primarily due to the completion of activities on a pipelay project in the Caspian Sea, an EPCI project in India and marine activity on an EPCI project in Saudi Arabia, each of which had higher activity during the year ended December 31, 2013 as compared to the year ended December 31, 2014. These declines were partially offset by increased activity on an EPCI project in Saudi Arabia.

The revenue declines in our ASA and MEA segments were partially offset by improvements in our AEA segment, where revenues increased by approximately 6%, or $30.3 million, to $567.6 million in the year ended December 31, 2014 compared to $537.3 million in the year ended December 31, 2013. The increase was primarily due to higher marine activity on multiple projects in the U. S. Gulf of Mexico and Brazil during the year ended December 31, 2014, as compared to 2013 partially offset by completion of activities on projects that were being executed from our Morgan City fabrication facility during the year ended December 31, 2013.

Revenues relating to projects in a loss position were approximately $139.4 million during the year ended December 31, 2014, as compared to approximately $776.1 million during the year ended December 31, 2013.

Cost of Operations

Cost of operations decreased approximately 25%, or $688.4 million, to $2.1 billion in the year ended December 31, 2014 compared to $2.8 billion for the year ended December 31, 2013, primarily driven by reduced activity in our MEA segment.

Cost of operations in our ASA segment decreased by approximately 12%, or $109.4 million, to $795.4 million in the year ended December 31, 2014, compared to $904.8 million in the year ended December 31, 2013. The decline was primarily due to the completion in 2013 of two EPCI projects in Australia and a marine installation project in Malaysia that had significant activity during the year ended December 31, 2013. The decrease was also due to the completion of marine activity on a subsea project in Malaysia during the first half of the year ended December 31, 2014. This project, which was in a loss position, was significantly impacted by project charges associated with changes in estimates related to the availability of marine vessels during the year ended December 31, 2013, as discussed above under the caption “Critical Accounting Policies and Estimates —Use of Estimates.” Further, two projects, a fabrication project in Australia and an EPCI project in Malaysia, were also substantially completed during the year ended December 31, 2013, which led to a decline in the cost of operations during the year ended December 31, 2014 as compared to 2013. These decreases were partially offset by increased costs associated with marine activity on a recently completed marine installation project in Brunei and fabrication activity on an existing EPCI project in Australia during the year ended December 31, 2014.

Cost of operations in our MEA segment decreased by approximately 42%, or $522.3 million, to $725.7 million in the year ended December 31, 2014, compared to approximately $1.3 billion in the year ended December 31, 2013. This decrease was primarily due to the substantial completion of a pipelay project in the Caspian Sea, an EPCI project in India and marine activity on an EPCI project in Saudi Arabia, each of which had higher activity in 2013. The EPCI project in Saudi Arabia was significantly influenced by an increase in cost estimates of approximately $62.5 million during the year ended December 31, 2013, largely due to an extended offshore hookup campaign as discussed above, under the caption “Critical Accounting Policies and Estimates —Use of Estimates.” These declines were partially offset by increased activity on an ongoing EPCI project in Saudi Arabia.

Cost of operations in the AEA segment decreased by 9%, or $56.8 million, to $591.9 million in the year ended December 31, 2014, compared to $648.7 million in the year ended December 31, 2013. The decrease was primarily due to the completion of activities on multiple projects that were being executed from our Morgan City fabrication facility during the year ended December 31, 2013 and the completion of activities on a fabrication project in our Altamira facility. The Altamira project was impacted by changes in estimates related to higher procurement costs and reduced labor productivity during the year ended December 31, 2013, as discussed above under the caption “Critical accounting Policies and Estimates —Use of Estimates.” The decrease was partially offset by increased costs associated with higher marine activity on multiple projects in the U. S. Gulf of Mexico and Brazil during the year ended December 31, 2014 as compared to 2013. Further, cost of operations on an EPCI project in Altamira increased by approximately $59.6 million, primarily due to changes in cost estimates recorded during the year ended December 31, 2014.

Operating Income (Loss)

Operating results improved $465.3 million to an operating income of $8.6 million in the year ended December 31, 2014 from an operating loss of $456.7 million in the year ended December 31, 2013, attributable to improvements experienced in each of our segments.

Our ASA segment reported an operating income of $55.4 million in the year ended December 31, 2014, as compared to operating loss of $72.2 million in the year ended December 31, 2013. The improvement was primarily driven by an improvement of $166.6 million in a subsea project in Malaysia during the year ended December 31, 2014 as compared to 2013. This project was significantly impacted by project charges associated with net changes in estimates of approximately $126.9 million related to the availability of marine vessels during the year ended December 31, 2013, as discussed above under the caption “Critical Accounting Policies and Estimates —Use of Estimates.” During the year ended December 31, 2014, this project experienced positive changes in cost estimates of approximately $34.3 million, mainly due to productivity improvements on our marine vessels and offshore support activities and project close out-savings. An improvement of $16.9 million resulted primarily from additional recovery during the year ended December 31, 2014 on an EPCI project in Australia that was completed in 2013. This project was impacted by project charges associated with changes in estimates related to negotiations with the customer during the year ended December 31, 2013. In addition, increased fabrication activity on an ongoing EPCI project in Australia and increased marine activity on a recently completed marine installation project in Brunei resulted in a combined improvement of $54.0 million during the year ended December 31, 2014 as compared to 2013. The improvement was partially offset by an approximately $107.1 million decline in operating income from an EPCI project in Australia that was completed during the year ended December 31, 2013, which had significant marine activity in the year ended December 31, 2013, including approximately $50 million relating to successful project close-out negotiations and the resolution of pending change orders with our customer. In addition, completion of a fabrication project in Australia, an EPCI project in Malaysia and a marine installation project in Malaysia, each of which had higher activity in 2013, resulted in a decrease in operating income of approximately $36.3 million during the year ended December 31, 2014.

Our MEA segment reported an operating income of $11.4 million in the year ended December 31, 2014 as compared to an operating loss of $169.2 million in the year ended December 31, 2013. The improvement was primarily attributable to a pipelay project in the Caspian Sea, where the results improved by approximately $123.7 million during the year ended December 31, 2014, primarily due to increased revenue and reduced cost estimates of approximately $53.5 million from the recently concluded project closeout process with the customer. This project was significantly impacted by project charges associated with changes in estimates related to cost recovery estimates during the year ended December 31, 2013, as discussed above under the caption “Critical accounting Policies and Estimates —Use of Estimates.” In addition, on one of our EPCI projects in Saudi Arabia, our operating results improved by approximately $35.7 million during the year ended December 31, 2014 as compared to 2013. This project was impacted by project charges of approximately $62.5 million associated with changes in estimates during the year ended December 31, 2013, as discussed in Note 1 to our consolidated financial statements, under the caption, “Critical Accounting Policies and Estimates —Use of Estimates.” During the year ended December 31, 2014, we increased our estimated cost to complete on this project by $19.2 million, primarily due to increased cost estimates to complete the onshore scope. Although the project suffered negative cost estimate changes during the years ended December 31, 2013 and 2014, it remains in an overall profitable position and is expected to be completed by June 2015.

The operating loss recognized in our AEA segment improved by $166.1 million, resulting in an operating loss of $49.3 million for the year ended December 31, 2014, compared to an operating loss of $215.4 million in the year ended December 31, 2013. On an EPCI project in Brazil, operating income increased by $40.2 million, mainly due to $39.8 million of project close-out improvements from marine cost reductions upon completion of activities and increased recoveries due to successful developments from the ongoing approval process for additional weather-related compensation. On a subsea project in the U. S. Gulf of Mexico, operating income increased by $18.9 million mainly due to increased revenue resulting from positive developments from the ongoing settlement negotiations with the customer, partially offset by adverse changes in estimates primarily due to increased costs from marine equipment downtime issues, as above under the caption “Critical Accounting Policies and Estimates —Use of Estimates.” An improvement of $15.8 million resulted from the completion of activities on a fabrication project in Altamira during the year ended December 31, 2014. This project was impacted by changes in estimates related to higher procurement costs and reduced labor productivity during the year ended December 31, 2013, as discussed above under the caption “Critical Accounting Policies and Estimates —Use of Estimates.” In addition, increased marine activity in the U.S. Gulf of Mexico and Brazil during the year ended December 31, 2014, as compared to 2013, resulted in a net improvement of $17.1 million. These improvements were partially offset by a $47.2 million decrease in operating income from an EPCI project in Altamira, primarily due to an increase in cost estimates of extended project management costs arising from expected project delays, projected fabrication cost increases reflecting reduced productivity and execution plan changes to mitigate further project delays, as well as procurement and marine installation cost increases and the recognition of corresponding liquidated damages. This project is estimated to be completed in the fourth quarter of 2015.

Operating Margins

Operating income is frequently influenced by the resolution of change orders, project close-outs and settlements. Although we expect change orders, close-outs and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict. Additionally, the future margin increases or decreases associated with these items are difficult to predict, due to, among other items, the difficulty of predicting the timing of recognition of change orders, close-outs and settlements and the timing of new project awards.

Other Items in Operating Income

Selling, general and administrative expenses increased by $15.5 million to $208.6 million for the year ended December 31, 2014 as compared to $193.1 million in 2013, primarily due to higher bonus expense and higher administrative expense in the North Sea and Africa regions.

Loss on asset impairments decreased by $93.5 million during the year ended December 31, 2014 as compared to 2013. In June 2014, we cancelled a pipelay system originally intended for the CSV 108, which resulted in a $10.7 million improvement to the cancellation cost estimate included in the $37.8 million of vessel-impairment charges recognized during the year ended December 31, 2013 (discussed below). This was partially offset by a charge of $1.7 million recorded during the year ended December 31, 2014 related to the full impairment of certain of our intangible assets. During the year ended December 31, 2013, we recorded a goodwill impairment of $46.7 million, which represented the total amount of our goodwill, primarily related to a 2007 acquisition. Based on market conditions and expected future utilization of our entire marine fleet, we had also recognized impairment charges totaling approximately $37.8 million during the year ended December 31, 2013 related to the cancellation of in-progress upgrades to one of our existing marine vessels and the deferral of a portion of the scope of work relating to one of our marine vessels under construction.

Gain on asset sales increased by approximately $31.0 million primarily due to a gain of approximately $25.1 million from the sale of our Harbor Island facility near Corpus Christi, Texas.

Restructuring costs decreased by $17.6 million to $18.1 million during the year ended December 31, 2014 as compared to $35.7 million during the year ended December 31, 2013, primarily due to lower expense relating to Americas restructuring during the year ended December 31, 2014.

Equity in loss of unconsolidated affiliates decreased by $8.3 million to $7.8 million for the year ended December 31, 2014, compared to $16.1 million in 2013, primarily due to improved results generated by our FloaTEC joint venture.

Other Items

Results for the year ended December 31, 2014 were significantly impacted by increased interest expense related to our term loan and senior secured notes.  Net interest expense for the year ended December 31, 2014 was $60.9 million as compared to net interest income of $1.4 million for the year ended December 31, 2013.

Gain (loss) on foreign currency – net decreased by $9.7 million to income of $7.2 million in the year ended December 31, 2014 from income of $16.9 million in the year ended December 31, 2013, primarily due to lower gains related to derivative instruments and hedging activities of approximately $6.9 million recognized during the year ended December 31, 2014, as compared to gains related to derivative instruments and hedging activities of approximately $13.3 million recognized during the year ended December 31, 2013. The foreign currency exchange gains were $0.3 million for the year ended December 31, 2014 as compared to foreign currency exchange gains of $3.6 million for the year ended December 31, 2013.

At December 31, 2014, our derivative financial instruments consisted of foreign currency forward contracts. Our derivative activity substantially increased in 2012 related to the hedging program required for a large EPCI project award at the beginning of 2012. While we currently believe that our currency forward contracts will be effective in mitigating the associated currency exchange risks, it is possible that changes in the EPCI project may cause reduced effectiveness of these derivative contracts. Therefore we may continue to experience large gains or losses on foreign currency movements due to the ineffective portion or the portion excluded from the assessment of effectiveness of these and other derivative contracts. The notional value of our outstanding derivative contracts totaled $844.3 million at December 31, 2014, with maturities extending through 2017. Of this amount, $534.4 million is associated with various foreign currency expenditures we expect to incur on this EPCI project.

Other expense—net decreased by $2.1 million to expense of $0.2 million in the year ended December 31, 2014 compared to expense of $2.3 million in the year ended December 31, 2013, largely due to lower losses on securities.

Provision for Income Taxes

For the year ended December 31, 2014, we recognized a loss before provision for income taxes of $45.3 million, compared to a loss before provision for income taxes of $440.9 million for the year ended December 31, 2013.  In the aggregate, the provision for income taxes was $20.1 million and $49.1 million for the years ended December 31, 2014 and 2013, respectively.  We were able to utilize past losses in certain jurisdictions which were previously un-benefited to offset our improving income (primarily Kuwait and Singapore).  In addition, our provision for incomes taxes decreased as a result of changes in tax positions taken in prior periods, primarily related to expiring statute of limitations in certain foreign tax jurisdictions.

Noncontrolling Interests

Net income attributable to noncontrolling interests decreased by $8.4 million to $10.6 million in the year ended December 31, 2014 from $19.0 million for the year ended December 31, 2013, primarily due to decreased activity and lower net income at two of our consolidated affiliates during 2014.

YEAR ENDED DECEMBER 31, 2013 COMPARED TO YEAR ENDED DECEMBER 31, 2012

Revenues

Revenues decreased approximately 28%, or $1.0 billion, to $2.7 billion in the year ended December 31, 2013 compared to $3.6 billion for the year ended December 31, 2012. The decline in revenues was attributable to our ASA and MEA segments.

Revenues in the ASA segment decreased by approximately 39%, or $621.9 million, to $953.8 million in the year ended December 31, 2013, compared to $1.6 billion in the year ended December 31, 2012. The decline in revenues in the ASA segment was primarily due to lower marine activity on two of our EPCI projects in Australia that had significantly higher marine activity during the year ended December 31, 2012 and were near completion at the beginning of 2013. Those decreases were partially offset by increased revenues associated with fabrication and marine activities on existing projects in Indonesia, Australia and Malaysia.

Revenues in the MEA segment decreased by approximately 27%, or $424.1 million, to $1.2 billion in the year ended December 31, 2013, compared to $1.6 billion in the year ended December 31, 2012. This decline was driven primarily by lower activity on an EPCI project in Saudi Arabia that had significant marine and fabrication activity during the year ended December 31, 2012 but was near completion at the beginning of 2013.

The revenue declines in our ASA and MEA segments were partially offset by improvements in our AEA segment, where revenues increased by approximately 13%, or $63.2 million, to $537.3 million in the year ended December 31, 2013 compared to $474.1 million in the year ended December 31, 2012, primarily due to increased fabrication activity in Mexico and increased marine activity in Brazil, partially offset by lower Morgan City fabrication activity on projects that were near completion at the beginning of 2013 and lower marine activity in Mexico on a project completed in 2012.

Revenues relating to projects in a loss position were approximately $776.1 million during the year ended December 31, 2013 as compared to approximately $314.4 million during the year ended December 31, 2012.

Cost of Operations

Cost of operations decreased approximately 10%, or $298.6 million, to $2.8 billion in the year ended December 31, 2013 compared to $3.1 billion for the year ended December 31, 2012, primarily driven by reduced activity in our ASA segment.

Cost of operations in our ASA segment decreased by approximately 26%, or $317.2 million, to $904.8 million in the year ended December 31, 2013, compared to $1.2 billion in the year ended December 31, 2012. The cost of operations decline was primarily influenced by lower marine activity on two of our EPCI projects in Australia that had significantly higher marine activity during the year ended December 31, 2012 and were near completion at the beginning of 2013. Partially offsetting those cost reductions were the recognition of a loss and related marine activity on a subsea project in Malaysia and increased activity on projects in Indonesia and Australia.

Cost of operations in our MEA segment decreased by approximately 9%, or $126.4 million, to $1.3 billion in the year ended December 31, 2013, compared to approximately $1.4 billion in the year ended December 31, 2012. This decline was driven primarily by lower activity on an EPCI project in Saudi Arabia that had significant marine and fabrication activity during the year ended December 31, 2012 but was near completion at the beginning of 2013. Partially offsetting those cost reductions were the recognition of losses on three EPCI projects in Saudi Arabia due to the increased at-completion cost estimates discussed above under “– Critical Accounting Policies and Estimates – Use of Estimates – Year Ended December 31, 2013” and increased activity on recently commenced projects.

Cost of operations in the AEA segment increased 29%, or $145.5 million, to $648.7 million in the year ended December 31, 2013, compared to $503.2 million in the year ended December 31, 2012, partially offsetting the cost of operations decreases in our ASA and MEA segments. The main drivers of higher cost of operations in the AEA segment were increased marine activity in Brazil, increased fabrication activity at our Altamira facility, and the recognition of losses on two EPCI projects in Altamira, partially offset by reduced fabrication activity at our Morgan City facility and no marine activity in Mexico.

Operating Income (Loss)

Operating results decreased $763.9 million to an operating loss of $456.7 million in the year ended December 31, 2013 from operating income of $307.2 million in the year ended December 31, 2012, attributable to declines experienced in each segment.

Our ASA segment reported an operating loss of $72.2 million in the year ended December 31, 2013, as compared to operating income of $236.9 million in the year ended December 31, 2012. The decline was primarily due to an approximate $254.2 million decline in operating income from one of our EPCI projects in Australia, which had significantly higher marine activity in the year ended December 31, 2012 and was near completion at the beginning of 2013. In addition, we experienced $127.0 million of net losses on a project in Malaysia, primarily due to mechanical downtime on the NO 105 and offshore productivity issues. The project was in a loss position and was completed in June 2014. Asset impairment charges of approximately $40.8 million resulting from the impairment of segment goodwill and carrying cost of vessel upgrades under construction also had a negative impact. The declines in our ASA segment were partially offset by increased activity on projects in Indonesia, Australia and Malaysia.

Our MEA segment reported an operating loss of $169.2 million in the year ended December 31, 2013 as compared to operating income of $138.7 million in the year ended December 31, 2012. The decrease was primarily attributable to an approximate $230.2 million decline in operating income from two EPCI projects in Saudi Arabia due to significantly lower marine and fabrication activity as compared to the year ended December 31, 2012 and increased estimates of costs to complete driven by execution plan changes, extended offshore hookup campaigns and delays in the completion of onshore activities during the year ended December 31, 2013. For further discussion of these increases in estimates of costs to complete, see “– Critical Accounting Policies and Estimates – Use of Estimates – Year Ended December 31, 2013”. On another EPCI project in Saudi Arabia, we increased our estimated cost to complete by approximately $16.4 million due to procurement and design issues, which were settled on less favorable terms than previously expected. This project is currently in a loss position and is expected to be completed during the third quarter of 2016. Although we believe we have substantial basis for our claims, reduced estimate of cost recoveries related to a pipelay project that was completed during the second quarter of 2014, had a negative impact. Asset impairment charges of approximately $21.4 million, resulting from the impairment of segment goodwill, also had a negative impact. These declines in our MEA segment were partially offset by increased activity on certain newly awarded and recently commenced projects.

The operating loss recognized in our AEA segment increased by $146.8 million, resulting in an operating loss of $215.4 million for the year ended December 31, 2013, compared to an operating loss of $68.5 million in the year ended December 31, 2012. In Morgan City, we incurred additional losses of approximately $9.3 million to complete the last fabrication project at the facility due to poor labor productivity. The five-year Agile charter in Brazil generated an additional loss of $8.6 million during the year ended December 31, 2013 due to increased cost estimates to complete the project. All of the previously estimated losses on that project were recognized in the year ended December 31, 2011. On a marine project in Mexico completed during 2012, we recognized a loss of approximately $10.0 million due to unsuccessful claim resolution efforts. On a subsea project in the U.S. Gulf of Mexico, we recognized a loss reserve of approximately $9.5 million, primarily driven by the recognition of liquidated damages due to the late arrival of vessels which were engaged on projects in Brazil and Malaysia. This project was completed during the year ended December 31, 2014.

On two EPCI projects at Altamira, we increased our aggregate estimated costs at completion by approximately $40.9 million, primarily due to higher procurement costs, labor productivity and reduced utilization of the fabrication facility. Both of these projects are in loss positions. One was completed during the year ended December 31, 2014 and the other is expected to be completed by the fourth quarter of 2015. On two fabrication projects at Altamira, we recognized aggregate losses of approximately $7.1 million due to write-downs of unpaid customer receivables, placing both projects in a loss position with no further work planned for either project. Other negative impacts included are asset impairment charges of $22.3 million resulting from the carrying costs of vessel upgrades under construction and approximately $35.7 million of restructuring charges in the year ended December 31, 2013.

Operating Margins

Operating income is frequently influenced by the resolution of change orders, project close-outs and settlements. Although we expect change orders, close-outs and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict. Additionally, the future margin increases or decreases associated with these items are difficult to predict, due to, among other items, the difficulty of predicting the timing of recognition of change orders, close-outs and settlements and the timing of new project awards.

Other Items in Operating Income

Selling, general and administrative expenses decreased by $25.1 million to $193.1 million for the year ended December 31, 2013 as compared to $218.2 million in 2012, primarily due to lower pension, equity compensation and other general corporate costs, partially offset by increased employee benefit costs.

Equity in loss of unconsolidated affiliates increased by $0.6 million to $16.1 million for the year ended December 31, 2013, compared to $16.7 million in 2012, primarily attributable to decreased losses in our FloaTEC joint venture.

Other Items

Interest income was $1.4 million and $4.7 million for the years ended December 31, 2013 and 2012, respectively, primarily as a result of lower cash and cash equivalents balances in interest-bearing accounts. Results for the years ended December 31, 2013 and 2012 were not significantly impacted by interest expense.

Gain (loss) on foreign currency – net decreased by $3.2 million to income of $16.9 million in the year ended December 31, 2013 from income of $20.1 million in the year ended December 31, 2012, primarily due to lower gains related to derivative instruments and hedging activities of approximately $13.3 million recognized during the year ended December 31, 2013, as compared to gains related to derivative instruments and hedging activities of approximately $23.1 million recognized during the year ended December 31, 2012. The foreign currency exchange gains were $3.6 million for the year ended December 31, 2013 as compared to foreign currency exchange losses of $3.0 million for the year ended December 31, 2012.

At December 31, 2013, our derivative financial instruments consisted of foreign currency forward contracts. Our derivative activity substantially increased in 2012 related to the hedging program required for a large EPCI project award at the beginning of 2012. While we currently believe that our currency forward contracts will be effective in mitigating the associated currency exchange risks, it is possible that changes in the EPCI project may cause reduced effectiveness of these derivative contracts. Therefore we may continue to experience large gains or losses on foreign currency movements due to the ineffective portion or the portion excluded from the assessment of effectiveness of these and other derivative contracts. The notional value of our outstanding derivative contracts totaled $1.1 billion at December 31, 2013, with maturities extending through 2017. Of this amount, $660.4 million is associated with various foreign currency expenditures we expect to incur on this EPCI project.

Other expense—net increased by $1.3 million to expense of $2.3 million in the year ended December 31, 2013 compared to expense of $1.0 million in the year ended December 31, 2012.

Provision for Income Taxes

For the year ended December 31, 2013, we recognized a loss before provision for income taxes of $440.9 million, compared to income before provision for income taxes of $330.9 million for the year ended December 31, 2012. In the aggregate, the provision for income taxes was $49.1 million and $129.2 million for the years ended December 31, 2013 and 2012, respectively. The decline in the provision for income taxes was principally driven by lower taxable income, which was partially offset by losses in certain tax jurisdictions where we do not expect to receive a tax benefit (primarily the United States, Mexico, Malaysia and Singapore). As a result of losses with no corresponding tax benefit, our effective tax rate for the year ended December 31, 2013 was negative, as compared to 39.0% for the year ended December 31, 2012.

Discontinued Operations and Noncontrolling Interests

On March 19, 2012, we completed the sale of our former charter fleet business for cash consideration of approximately $61.0 million, resulting in a gain on the sale of approximately $0.3 million. Total income from discontinued operations, net of tax was $3.5 million for the year ended December 31, 2012.

Net income attributable to noncontrolling interests increased by $8.2 million to $19.0 million in the year ended December 31, 2013 from $10.8 million for the year ended December 31, 2012, primarily due to increased activity and higher net income at a joint venture during 2013.

INFLATION AND CHANGING PRICES

Our financial statements are prepared in accordance with GAAP, generally using historical U.S. dollar accounting (“historical cost”). Statements based on historical cost, however, do not adequately reflect the cumulative effect of increasing costs and changes in the purchasing power of the dollar, especially during times of significant and continued inflation.

In order to minimize the negative impact of inflation on our operations, we attempt to cover the increased cost of anticipated changes in labor, material and service costs either through an estimate of those changes, which we reflect in the original price, or through price escalation clauses in our contracts.

LIQUIDITY AND CAPITAL RESOURCES

During April 2014, we refinanced our existing obligations, and replaced in its entirety our then existing $950.0 million credit agreement (the “Former Credit Agreement”) with a new credit agreement (the “New Credit Agreement”), which provides for:

•	a $400.0 million first-lien, first-out three-year letter of credit facility (the “LC Facility”); and
•	a $300.0 million first-lien, second-out five-year term loan (the “Term Loan”).

Additionally, during April 2014, we completed the following new financing transactions:

•	the issuance of $500.0 million of second-lien seven-year senior secured notes.
•

the issuance of $287.5 million of tangible equity units composed of (1) three-year amortizing, senior unsecured notes, in an aggregate principal amount of $47.5 million, and (2) prepaid common stock purchase contracts.

With the completion of these financing transactions in April 2014, we terminated the bridge loan commitment we had obtained from an affiliate of Goldman, Sachs, & Co. (“Goldman Sachs”). As a result of the termination of the bridge loan commitment, the fee we previously paid to Goldman Sachs to obtain the bridge loan commitment was recognized as interest expense in the first half of 2014. Due to the replacement of the Former Credit Agreement, the unamortized issuance fees related to the Former Credit Agreement were also recognized as interest expense in the first half of 2014. The total additional interest expense related to these items was approximately $28.0 million.

The Former Credit Agreement provided for revolving credit borrowings and issuances of letters of credit in an aggregate outstanding amount of up to $950.0 million. Proceeds from borrowings under the Former Credit Agreement were available for working capital needs and other general corporate purposes. At December 31, 2013, there were no borrowings outstanding, and letters of credit issued under the Former Credit Agreement totaled $214.3 million. At December 31, 2013, there was $735.7 million available for borrowings or to meet letter of credit requirements under the Former Credit Agreement. In addition, at December 31, 2013, we had $96.9 million in outstanding unsecured bilateral letters of credit.

New Credit Facilities

The indebtedness and other obligations under the New Credit Agreement are unconditionally guaranteed on a senior secured basis by substantially all of our wholly owned subsidiaries, other than our captive insurance subsidiary (collectively, the “Guarantors”). In connection with the New Credit Agreement, we paid certain fees to the lenders thereunder, as well as certain arrangement fees to the arrangers and agents for the New Credit Agreement, which we have capitalized and are amortizing to interest expense over the respective terms of the LC Facility and the Term Loan. We also paid certain fees to the initial purchasers of the senior secured notes and to the underwriter of the tangible equity units referred to below, which we have capitalized and are amortizing to interest expense over the respective terms of the related indebtedness.

LC Facility and Cash-Collateralized Bilateral Letters of Credit

The LC Facility provides for an initial letter of credit capacity of $400.0 million and allows for uncommitted increases in capacity of $100.0 million through December 31, 2014 and an additional $100.0 million thereafter, potentially increasing the total capacity to $600.0 million through the term of the LC Facility. Letters of credit issuable under the LC Facility support the obligations of McDermott and its affiliates and joint ventures. Financial letters of credit do not support ordinary course of business performance obligations or bids. The aggregate amount of the LC Facility available for financial letters of credit is capped at 25% of the total LC Facility. As of December 31, 2014, the aggregate face amount of letters of credit issued under the LC Facility was $195.8 million. There were no financial letters of credit issued under the LC facility as of December 31, 2014.

In addition, the LC Facility permits us to deposit up to $300.0 million with letter of credit issuers to cash collateralize letters of credit issued on a bilateral basis outside the credit facility. As of December 31, 2014, we had an aggregate face amount of approximately $88.8 million of such letters of credit outstanding supported by cash collateral, including financial letters of credit of $19.7 million. We have included the supporting cash collateral in restricted cash and cash equivalents in the accompanying consolidated balance sheet as of December 31, 2014.

The LC Facility is secured on a first-lien, first-out basis (with relative priority over the Term Loan) by pledges of the capital stock of all the Guarantors and mortgages on, or other security interests in, substantially all the tangible and intangible assets of our company and the Guarantors, subject to specific exceptions.

The LC Facility contains various customary affirmative covenants, as well as specific affirmative covenants, including specific reporting requirements and a requirement for ongoing periodic financial reviews by a financial advisor. The LC Facility also requires compliance with various negative covenants, including limitations with respect to the incurrence of other indebtedness and liens, restrictions on acquisitions, capital expenditures and other investments, restrictions on sale/leaseback transactions and restrictions on prepayments of other indebtedness.

The LC Facility requires us to generate consolidated earnings before interest, taxes, depreciation and amortization, as adjusted (“Covenant EBITDA”) of at least specified minimum amounts over the term of the facility. Covenant EBITDA is a non-GAAP measure, with a specific definition under the terms of the LC Facility.  The definition includes a provision for increasing the Covenant EBITDA calculation results by an amount up to $40.0 million on a trailing twelve month (TTM) basis, less the aggregate amount of all adjustments for prior periods. As of December 31, 2014, we had utilized approximately $12.0 million from this adjustment provision. A comparison of the Covenant EBITDA covenant and current compliance is as follows:

	Twelve months ended	Nine months ended	Six months ended	Three months ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(In millions)
Calculated EBITDA (TTM) (1)	$130.9	$58.0	$33.5	$(6.5)
Provision utilized (TTM) (1)	$12.0	$12.0	$6.5	$6.5
Actual Covenant EBITDA (TTM) (1)	$142.9	$70.0	$40.0	$—
Required Covenant EBITDA (TTM) (1)	$127.0	$70.0	$37.0	$—
(1)	TTM starts from January 2014

Covenant EBITDA is presented above for the purpose of disclosing our compliance with the covenants in the Credit Agreement. Covenant EBITDA is not a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The GAAP measure most directly comparable to Covenant EBITDA is net income. Covenant EBITDA may differ in the method of calculation from similarly titled measures used by other companies. The following is a reconciliation of Covenant EBITDA to net income for the periods presented:

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(In millions)
Net Income (loss)	$8.2	$(30.3)	$(7.4)	$(46.5)

Adjustments:
Interest Expense (including interest capitalized)	18.9	18.7	44.5	3.3
Tax expense (benefit)	10.3	1.5	4.8	3.5
Depreciation, drydock and amortization (excluding attributable to Nonguarantors)	26.1	25.4	21.9	29.0
Other items:
Equity (income) loss	2.2	3.4	3.3	(1.1)
(Gain) loss on assets disposal	0.1	(4.8)	(35.1)	(6.4)
Restructuring expense	6.0	4.7	1.3	6.1
Others	1.1	5.9	6.7	5.6
Total adjustments	$64.7	$54.8	$47.4	$40.0

Calculated EBITDA - Period	$72.9	$24.5	$40.0	$(6.5)

Calculated EBITDA - Cumulative/TTM(1)	$130.9	$58.0	$33.5	$(6.5)
(1)	TTM starts from January 2014

The LC Facility also requires us to maintain a ratio of fair market value of vessel collateral to the sum of (1) the outstanding principal amount of the Term Loan, (2) the aggregate amount of undrawn financial letters of credit outstanding under the LC Facility, (3) all drawn but unreimbursed letters of credit under the LC Facility, and (4) mark-to-market foreign exchange exposure that is not cash secured of at least 1.2:1.0. As of December 31, 2014, the actual ratio was 2.6 to 1.0.

The LC Facility also specifies maximum capital expenditures over the term of the facility and requires us to maintain at least $200.0 million of minimum available cash at the end of each quarter. We have remained in compliance with the covenants under the LC Facility through December 31, 2014.

The LC Facility provides for a commitment fee of 0.50% per year on the unused portion of the LC Facility and letter of credit fees at an annual rate of 2.25% for performance letters of credit and 4.50% for financial letters of credit, as well as customary issuance fees and other fees and expenses.

Term Loan

The Term Loan is secured on a first-lien, second-out basis (with the LC Facility having relative priority over the Term Loan) by pledges of the capital stock of all the Guarantors and mortgages on, or other security interests in, substantially all tangible and intangible assets of our company and the Guarantors, subject to specific exceptions. As of December 31, 2014, we had $298.5 million in borrowings outstanding under the Term Loan, of which $3.0 million was classified as current notes payable.

The Term Loan requires mandatory prepayments from: (1) the proceeds from the sale of assets, as well as insurance proceeds, in each case subject to certain exceptions, to the extent such proceeds are not reinvested in our business within 365 days of receipt; (2) net cash proceeds from the incurrence of indebtedness not otherwise permitted under the New Credit Agreement; and (3) 50% of amounts deemed to be “excess cash flow,” subject to specified adjustments. The Term Loan also requires quarterly amortization payments equal to $750,000. The Term Loan also provides for a prepayment premium if we prepay or re-price the Term Loan prior to April 16, 2015.

The Term Loan requires compliance with various customary affirmative and negative covenants. We must also maintain a ratio of “ownership adjusted fair market value” of marine vessels to the sum of (1) the outstanding principal amount of the Term Loan and (2) the aggregate principal amount of unreimbursed drawings and advances under the LC Facility of at least 1.75:1.0. As of December 31, 2014, the actual ratio was 4.6 to 1.0.

The Term Loan was incurred with 25 basis points of original issue discount and bears interest at a floating rate, which can be, at our option, either: (1) a LIBOR rate for a specified interest period (subject to a LIBOR “floor” of 1.00%) plus an applicable margin of 4.25%; or (2) an alternate base rate (subject to a base rate “floor” of 2.00%) plus an applicable margin of 3.25%.

Senior Notes

During April 2014 we issued $500.0 million in aggregate principal amount of 8.000% senior secured notes due 2021 (the “Notes”) in a private placement in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. Interest on the Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2014, at an annual rate of 8%. The Notes are scheduled to mature on May 1, 2021. As of December 31, 2014, there was $500.0 million principal amount of Senior Notes outstanding.

The Notes are unconditionally guaranteed on a senior secured basis by the Guarantors, and the Notes are secured on a second-lien basis by pledges of capital stock of certain of our subsidiaries and mortgages and other security interests covering (1) specified marine vessels owned by certain of the Guarantors and (2) substantially all the other tangible and intangible assets of our company and the Guarantors, subject to exceptions for certain assets.

At any time, or from time to time, on or after May 1, 2017, at our option, we may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

Year	Percentage
2017	104%
2018	102%
2019 and thereafter	100%

The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (1) incur or guarantee additional indebtedness or issue preferred stock; (2) make investments or certain other restricted payments; (3) pay dividends or distributions on capital stock or purchase or redeem subordinated indebtedness; (4) sell assets; (5) create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (6) create certain liens; (7) sell all or substantially all of our assets or merge or consolidate with or into other companies; (8) enter into transactions with affiliates; and (9) create unrestricted subsidiaries. Many of those covenants would become suspended if the Notes were to attain an investment grade rating from both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services and no default has occurred.

Tangible Equity Units

During April 2014, we issued 11,500,000 6.25% tangible equity units (“Units”), each with a stated amount of $25.00. Each Unit consists of (1) a prepaid common stock purchase contract and (2) a senior amortizing note due April 1, 2017 (each an “Amortizing Note”) that has an initial principal amount of $4.1266 per Amortizing Note, bears interest at a rate of 7.75% per annum and has a final scheduled installment payment date of April 1, 2017.

The prepaid common stock purchase contracts were accounted for as additional paid-in capital totaling $240.0 million. As of December 31, 2014, the Amortizing Notes were recorded as long-term debt totaling $40.5 million, of which $15.3 million was classified as current notes payable.

Each prepaid common stock purchase contract will automatically settle on April 1, 2017, unless settled earlier: (1) at the holder’s option, upon which we will deliver shares of our common stock, based on the applicable settlement rate and applicable market value of our stock as determined under the purchase contract; or (2) at our option, upon which we will deliver shares of our common stock, based upon the stated maximum settlement rate of 3.5562 shares per Unit, subject to adjustment. Potential dilutive common shares that may be issued for the settlement of the common stock purchase contracts totaled 40.9 million at December 31, 2014, based on the maximum number of shares issuable per Unit. The potential minimum number of shares issuable is 33.4 million, which represents 2.9030 per Unit. The maximum and minimum settlement rates for the Units are subject to adjustment for certain dilutive events.

North Ocean Financing

NO 105

On September 30, 2010, MII, as guarantor, and North Ocean 105 AS, in which we have a 75% ownership interest, as borrower, entered into a financing agreement to finance a portion of the construction costs of the NO 105. The agreement provides for borrowings of up to $69.4 million, bearing interest at 2.76% per year, and requires principal repayment in 17 consecutive semi-annual installments, which commenced on October 1, 2012. Borrowings under the agreement are secured by, among other things, a pledge of all of the equity of North Ocean 105 AS, a mortgage on the NO 105, and a lien on substantially all of the other assets of North Ocean 105 AS. MII unconditionally guaranteed all amounts to be borrowed under the agreement. As of December 31, 2014 and December 31, 2013, there was $49.0 million and $57.2 million, respectively, in borrowings outstanding under this agreement, of which (as of each date) approximately $8.2 million was classified as current notes payable.

NO 102

In December 2009, JRMSA entered into a vessel-owning joint venture transaction with Oceanteam ASA and, as a result, we have included notes payable of these entities on our consolidated balance sheets. JRMSA had guaranteed approximately 50% of this debt based on its ownership percentages in the vessel-owning companies. The outstanding debt bore interest at a rate equal to the three-month LIBOR (which was subject to reset every three months) plus a margin of 3.315%.  JRMSA exercised its option to purchase Oceanteam ASA’s 50% ownership interest in the vessel-owing companies in December 2014 for $32.9 million.  As of December 31, 2013, we reported consolidated notes payable of $31.4 million on our consolidated balance sheet, all of which was classified as current notes payable and paid in full in early 2014.

Unsecured Bilateral Letters of Credit and Bank Guarantees

In 2012, McDermott Middle East, Inc. and MII executed a general reimbursement agreement in favor of a bank located in the UAE relating to issuances of bank guarantees in support of contracting activities in the Middle East and India. As of December 31, 2014 and December 31, 2013, bank guarantees issued under these arrangements totaled $56.2 million and $55.8 million, respectively. In 2007 and in 2012, JRMSA and MII executed general unsecured reimbursement agreements in favor of three institutions that were lenders under the Former Credit Agreement relating to issuances of letters of credit in support of contracting activities, primarily in Asia and the Middle East. Letters of credit issued under two of these arrangements have either been replaced by letters of credit under the LC Facility or cash collateralized. The letters of credit issued under these arrangements totaled $39.8 million as of December 31, 2013. There were no letters of credit issued under these arrangements as of December 31, 2014.

On April 20, 2012, McDermott and one of its wholly owned subsidiaries, McDermott Australia Pty. Ltd. (“McDermott Australia”), entered into a secured Letter of Credit Reimbursement Agreement (the “Reimbursement Agreement”) with Australia and New Zealand Banking Group Limited (“ANZ”). In accordance with the terms of the Reimbursement Agreement, ANZ issued letters of credit in the aggregate amount of approximately $109.0 million to support McDermott Australia’s performance obligations under contractual arrangements relating to a field development project. The obligations of McDermott and McDermott Australia under the Reimbursement Agreement are secured by McDermott Australia’s interest in the contractual arrangements and certain related assets.

During the year ended December 31, 2014, we replaced these letters of credit with letters of credit and cash collateralized letters of credit under the LC Facility.

Surety Bonds

In 2012 and 2011, MII executed general agreements of indemnity in favor of surety underwriters based in Mexico relating to surety bonds issued in support of contracting activities of J. Ray McDermott de Mèxico, S.A. de C.V. and McDermott, Inc., both subsidiaries of MII. As of December 31, 2014 and December 31, 2013, bonds issued under these arrangements totaled $52.5 million and $43.5 million, respectively. In October 2013, MII executed general agreements of indemnity in favor of surety underwriters relating to surety bonds in support of vessels operating in Brazil. The project requiring these bonds was completed during the year ended December 31, 2014, allowing us to cancel the outstanding bonds. Accordingly, as of December 31, 2014, there were no bonds issued under these arrangements. As of December 31, 2013, the bonds issued under these arrangements totaled $106.3 million.

Cash, Cash Equivalents and Investments

In the aggregate, our cash, cash equivalents, restricted cash and investments increased by $700.9 million to $856.8 million at December 31, 2014 from $155.9 million at December 31, 2013, primarily due to the financing transactions in 2014 discussed above.

At February 27, 2015, our cash, cash equivalents and restricted cash and investments totaled approximately $792.0 million.

At December 31, 2014, we had restricted cash and cash equivalents totaling $187.6 million compared to $23.7 million as of December 31, 2013. The amount as of December 31, 2014 includes $154.2 million of cash collateral for letters of credit which generally may be replaced with letters of credit under the LC Facility.

At December 31, 2014, we had investments with a fair value of $3.9 million, $1.7 million of which were classified as short-term and were included in other current assets in the consolidated balance sheet. Our investment portfolio consists primarily of investments in mutual funds and commercial paper. Our investments are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). During the year ended December 31, 2013, we recognized an other than temporary impairment of $1.6 million on the asset-backed securities and collateralized mortgage obligations. Our net unrealized gain (loss) on investments was a gain of $0.2 million as of December 31, 2014 and December 31, 2013. As of December 31, 2013, the major components of our investments in an unrealized loss position were asset-backed and mortgage-backed obligations. In February 2014, we sold all of our asset-backed and mortgage-backed obligations for approximately the same amount as the aggregate carrying value for those obligations.

Our current assets, less current liabilities, excluding cash, cash equivalents, restricted cash and short-term investments, declined by $24.3 million to a negative $207.4 million at December 31, 2014 from a negative $183.1 million at December 31, 2013, primarily due to decreases in accounts receivable.

Cash Flow Activities

Operating activities. Our net cash provided by operating activities was $7.0 million in the year ended December 31, 2014, compared to net cash used in operating activities of $256.6 million in the year ended December 31, 2013. This change was primarily due to the lower operating loss in the year ended December 31, 2014 as compared to the operating loss in the year ended December 31, 2013.

Our net cash used in operating activities was $256.6 million in the year ended December 31, 2013, compared to net cash provided by operating activities of $209.8 million in the year ended December 31, 2012. This change was primarily due to the operating loss in the year ended December 31, 2013 as compared to the operating income in the year ended December 31, 2012.

At the request of one of our customers, we are in the process of terminating some of our local representative and other relationships in our MEA segment.  This process is expected to result in the acceleration of various payments, which we otherwise would have made in future periods, to the first half of 2015.

Investing activities. Our net cash used in investing activities was $409.0 million in the year ended December 31, 2014, compared to net cash used in investing activities of $231.2 million in the year ended December 31, 2013. The change in net cash used in investing activities was primarily due to higher capital expenditures and an increase in restricted cash and cash equivalents attributable to the proceeds from the financing transactions in 2014 discussed above.

Our net cash used in investing activities was $231.2 million in the year ended December 31, 2013, compared to net cash used in investing activities of $188.9 million in the year ended December 31, 2012. The change in net cash used in investing activities was primarily due to lower net sales and maturities of available-for-sale securities.

Financing activities. Our net cash provided by financing activities was $950.6 million in the year ended December 31, 2014, compared to net cash used in financing activities of $33.8 million in 2013. The change was primarily attributable to the financing transactions discussed above.

Our net cash used in financing activities was $33.8 million in the year ended December 31, 2013, compared to net cash used in financing activities of $13.8 million in 2012, primarily due to increased debt repayments in 2013 and increased debt issuance costs.

Capital Expenditures

As part of our strategic growth program, our management regularly evaluates our marine vessel fleet and our fabrication yard construction capacity to ensure our fleet and construction capabilities are adequately aligned with our overall growth strategy. These assessments may result in capital expenditures to upgrade, acquire or operate vessels or upgrade fabrication yards that would enhance or grow our technical capabilities, or may involve engaging in discussions to dispose of certain marine vessels or fabrication yards.

Capital expenditures for the years ended December 31, 2014, 2013 and 2012 were $321.2 million, $284.0 million and $286.3 million, respectively. Capital expenditures for the year ended December 31, 2014 were primarily attributable to the construction of the CSV 108, Deepwater Lay Vessel 2000 (“DLV 2000”) and the continued development of our Altamira, Mexico fabrication facility, as well as costs associated with upgrading the capabilities of other marine vessels. Capital expenditures for years ended December 31, 2013 and 2012 were primarily attributable to construction of the NO 105 and CSV 108 vessels, upgrading the capabilities of the DB 50 and NO 102 vessels and certain upgrades and equipment expenditures associated with other vessels in our marine fleet.  The construction of the CSV 108 was substantially complete at December 31, 2014, and the vessel was put to service in February 2015. Remaining obligations on the CSV 108 and DLV 2000 amounted to $253.8 million, all due to be paid in 2015.

On December 5, 2012, we modified our existing vessel operating agreement for the NO 102, with our joint venture partner, Oceanteam Shipping ASA, to allow us greater flexibility to operate and modify this vessel to meet the demands of the offshore market and our customers. In addition, this modification effectively converted our partner’s economic benefits (our costs) into a fixed commercial arrangement, while retaining our option to purchase our partner’s interest in the NO 102 in 2014. In December 2014, we exercised our option to purchase Oceanteam’s interest in the NO 102 vessel-owning entities at a net cost of approximately $32.9 million.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CONTRACTUAL OBLIGATIONS

Our cash requirements as of December 31, 2014 under current contractual obligations were as follows:

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Long-term debt principal	$891,547	$27,026	$48,832	$307,519	$508,170
Operating leases	$209,856	$25,051	$33,686	$23,746	$127,373
CSV 108 and DLV 2000	$253,769	$253,769	$—	$—	$—
Vessel charters	$1,748	$1,748	$—	$—	$—

We have interest payments on our long-term debt obligations as follows:

	Less than	1-3	3-5	More than
Total	1 Year	Years	Years	5 Years
(In thousands)
$345,935	$59,391	$119,736	$106,636	$60,172

These obligations are based on the debt outstanding at December 31, 2014 and the stated interest rates.

Our contingent commitments under letters of credit, bank guarantees and surety bonds currently outstanding expire as follows:

	Less than	1-3	3-5	More than
Total	1 Year	Years	Years	5 Years
(In thousands)
$393,330	$83,190	$139,169	$54,948	$116,023

We have recorded a $49.2 million liability as of December 31, 2014 for unrecognized tax positions and the payment of related interest and penalties. Due to the uncertainties related to these tax matters, we are unable to make a reasonably reliable estimate as to when cash settlement with a taxing authority will occur.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of McDermott International, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of McDermott International, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2014. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of McDermott International, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company has elected to change its method of accounting for recognizing actuarial gains and losses for its pension and postretirement benefit plans from an amortization method to immediate recognition. Such change is reflected in the accompanying consolidated balance sheets as of December 31, 2014 and 2013, and the related statements of consolidated income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 2, 2015

(May 11, 2015 as to Notes 1 and 11)

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except share and per share amounts)

Revenues	$2,300,889	$2,658,932	$3,641,624

Costs and Expenses:
Cost of operations	2,113,013	2,801,426	3,100,009
Selling, general and administrative expenses	208,564	193,126	218,162
Asset impairments	(9,002)	84,482	—
Gains on asset disposals	(46,201)	(15,200)	(405)
Restructuring expenses	18,113	35,727	—

Total costs and expenses	2,284,487	3,099,561	3,317,766

Equity in Losses of Unconsolidated Affiliates	(7,848)	(16,116)	(16,719)

Operating Income (Loss)	8,554	(456,745)	307,139

Other Income (Expense):
Interest income (expense) - net	(60,877)	1,353	4,656
Gain (loss) on foreign currency-net	7,234	16,872	20,142
Other income (expense) - net	(232)	(2,339)	(995)

Total other income (expense)	(53,875)	15,886	23,803

Income (loss) from continuing operations before provision for income taxes, discontinued operations and noncontrolling interests	(45,321)	(440,859)	330,942

Provision for Income Taxes	20,073	49,051	129,204

Income (loss) from continuing operations before discontinued operations and noncontrolling interests	(65,394)	(489,910)	201,738

Gain on disposal of discontinued operation	—	—	257
Income from discontinued operation, net of tax	—	—	3,240
Total income from discontinued operations, net of tax	—	—	3,497

Net income (loss)	(65,394)	(489,910)	205,235
Less: net income attributable to noncontrolling interest	10,600	18,958	10,770

Net income (loss) attributable to McDermott International, Inc.	$(75,994)	$(508,868)	$194,465

Basic earnings (loss) per share
Income (loss) from continuing operations less noncontrolling interest	(0.32)	(2.15)	0.81
Income (loss) from discontinued operations, net of tax			0.01
Net income (loss) attributable to McDermott International, Inc.	(0.32)	(2.15)	0.83
Diluted earnings (loss) per share:
Income (loss) from continuing operations less noncontrolling interest	(0.32)	(2.15)	0.80
Income (loss) from discontinued operations, net of tax			0.01
Net income (loss) attributable to McDermott International, Inc.	(0.32)	(2.15)	0.82

Shares used in the computation of earnings per share:
Basic:	237,229,086	236,514,584	235,638,422
Diluted:	237,229,086	236,514,584	237,619,688

See accompanying notes to consolidated financial statements.

McDERMOTT INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Net Income (Loss)	$(65,394)	$(489,910)	$205,235
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investments	3	2,554	2,087
Foreign currency translation	(12,653)	804	9,072
Gain (loss) on derivatives	(37,537)	(57,176)	8,711
Other comprehensive income (loss), net of tax	(50,187)	(53,818)	19,870
Total Comprehensive Income (Loss)	$(115,581)	$(543,728)	$225,105
Less: Comprehensive Income Attributable to Non-controlling Interests	10,511	18,903	10,835
Comprehensive Income (Loss) Attributable to McDermott International, Inc.	$(126,092)	$(562,631)	$214,270

See accompanying notes to consolidated financial statements.

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$665,309	$118,702
Restricted cash and cash equivalents	187,585	23,652
Accounts receivable – trade, net	143,370	381,858
Accounts receivable – other	81,088	89,273
Contracts in progress	357,617	425,986
Deferred income taxes	7,514	7,091
Assets held for sale	14,253	1,396
Other current assets	51,378	32,242
Total Current Assets	1,508,114	1,080,200
Property, Plant and Equipment	2,473,563	2,367,686
Less accumulated depreciation	(830,467)	(889,009)
Net Property, Plant and Equipment	1,643,096	1,478,677
Accounts Receivable – Long-Term Retainages	137,468	65,365
Investments in Unconsolidated Affiliates	38,186	50,536
Deferred Income Taxes	17,313	16,766
Assets Held for Sale	—	12,243
Investments	2,216	13,511
Other Assets	97,564	90,073
Total Assets	$3,443,957	$2,807,371

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$27,026	$39,543
Accounts payable	251,924	398,739
Accrued liabilities	337,209	365,224
Advance billings on contracts	199,865	278,929
Deferred income taxes	19,753	17,892
Income taxes payable	25,165	20,657
Total Current Liabilities	860,942	1,120,984
Long-Term Debt	864,521	49,019
Self-Insurance	17,026	20,531
Pension Liability	18,403	15,681
Non-current Income Taxes	49,229	56,042
Other Liabilities	94,722	104,770
Commitments and Contingencies (Note 12)
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized
400,000,000 shares; issued 245,209,850 and 244,271,365 shares
at December 31, 2014 and December 31, 2013, respectively	245,210	244,271
Capital in excess of par value (including prepaid common stock purchase contracts)	1,676,815	1,414,457
Accumulated Deficit	(239,572)	(163,578)
Treasury stock, at cost: 7,400,027 and 7,130,294 shares at
at December 31, 2014 and December 31, 2013, respectively	(96,441)	(97,926)
Accumulated other comprehensive loss	(97,808)	(47,710)
Stockholders' Equity - McDermott International, Inc.	1,488,204	1,349,514
Noncontrolling interest	50,910	90,830
Total Equity	1,539,114	1,440,344
Total Liabilities and Equity	$3,443,957	$2,807,371

See accompanying notes to consolidated financial statements.

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(65,394)	$(489,910)	$205,235
(Income) loss from discontinued operations, net of tax	—	—	(3,497)
Income (loss) from continuing operations	(65,394)	(489,910)	201,738
Non-cash items included in net loss:
Depreciation and amortization	93,185	84,580	86,440
Drydock amortization	19,719	18,467	25,545
Loss on asset impairments	(9,002)	84,482	—
Stock-based compensation charges	18,565	21,100	15,369
Equity in losses of unconsolidated affiliates	7,848	16,116	16,719
Gain on foreign currency-net	(10,310)	(13,247)	(23,116)
Restructuring activity	(2,310)	18,044	—
Gain on asset disposals	(46,201)	(15,200)	(405)
Deferred taxes	891	(5,359)	3,847
Other non-cash items	(3,605)	(6,029)	6,837
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	166,385	30,156	(5,920)
Net contracts in progress and advance billings on contracts	(10,695)	171,397	(351,604)
Accounts payable	(154,439)	(17,493)	84,430
Accrued and other current liabilities	(2,801)	(22,155)	36,922
Pension liability and accrued postretirement and employee benefits	(1,861)	(30,828)	34,847
Income taxes	(4,668)	(54,431)	22,832
Other assets and liabilities	11,653	(46,301)	55,303
TOTAL CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS	6,960	(256,611)	209,784

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(321,187)	(283,962)	(286,310)
(Increase) decrease in restricted cash and cash equivalents	(163,933)	(5,536)	3,846
Purchases of available-for-sale securities	(3,695)	(10,535)	(95,964)
Sales and maturities of available-for-sale securities	12,978	43,959	191,298
Investments in unconsolidated affiliates	(2,420)	(9,354)	(5,084)
Proceeds from asset dispositions	71,961	37,386	3,291
Other investing activities	(2,706)	(3,113)	0
NET CASH USED IN INVESTING ACTIVITIES - CONTINUING OPERATIONS	(409,002)	(231,155)	(188,923)
NET CASH PROVIDED BY INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	—	—	60,671
TOTAL CASH USED IN INVESTING ACTIVITIES	(409,002)	(231,155)	(128,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	1,328,875	296,000	19,034
Payment of debt	(298,534)	(310,146)	(10,061)
Issuance of common stock	327	68	215
Purchase of treasury stock	(1,707)	(1,106)	(2,898)
Debt issuance costs	(39,112)	(4,905)	52
Distributions to noncontrolling interests	(6,352)	(13,743)	(20,135)
Acquisition of noncontrolling interest	(32,943)	—	—
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	950,554	(33,832)	(13,793)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(1,905)	153	1,554
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	546,607	(521,445)	69,293
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	118,702	640,147	570,854
CASH AND CASH EQUIVALENTS AT END OF YEAR	$665,309	$118,702	$640,147

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$26,661	$105,444	89,451
Interest expense (net of amount capitalized)	$28,390	—	—

See accompanying notes to consolidated financial statements.

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF EQUITY

				Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Stockholders' Equity	Noncontrolling Interest ("NCI")	Total Equity
			Capital in Excess of Par Value
	Common Stock
	Shares	Par Value
	(In thousands, except for share amounts)
Balance January 1, 2012	242,416,424	$242,416	$1,375,976	$150,825	$(13,752)	$(95,827)	$1,659,638	$74,074	$1,733,712
Net Income	—	—	—	194,465	—	—	194,465	10,770	205,235
Other comprehensive income, net of tax	—	—	—	—	19,805	—	19,805	65	19,870
Exercise of stock options	214,946	215	737	—	—	—	952	—	952
Share vesting	810,786	811	(811)	—	—	—	—	—	—
Stock-based compensation charges	—	—	15,369	—	—	—	15,369	—	15,369
Purchase of treasury shares	—	—	—	—	—	(2,898)	(2,898)	—	(2,898)
Distributions to NCI	—	—	—	—	—	—	—	(20,135)	(20,135)
Balance at December 31, 2012	243,442,156	$243,442	$1,391,271	$345,290	$6,053	$(98,725)	$1,887,331	$64,774	$1,952,105
Net Income (loss)	—	—	—	(508,868)	—	—	(508,868)	18,958	(489,910)
Other comprehensive loss, net of tax	—	—	—	—	(53,763)	—	(53,763)	(55)	(53,818)
Exercise of stock options	68,285	68	139	—	—		207	—	207
Share vesting	460,923	461	(461)	—	—		—	—	—
Stock-based compensation charges	—	—	18,936	—	—	2,164	21,100	—	21,100
Purchase of treasury shares	—	—	—	—	—	(1,106)	(1,106)	—	(1,106)
Sales of subsidiary shares to NCI	—	—	4,613				4,613	20,896	25,509
Distributions to NCI	—	—		—	—	—	—	(13,743)	(13,743)
Other	300,001	300	(41)	—	—	(259)	—	—	—
Balance at December 31, 2013	244,271,365	$244,271	$1,414,457	$(163,578)	$(47,710)	$(97,926)	$1,349,514	$90,830	$1,440,344
Net loss	—	—	—	(75,994)	—	—	(75,994)	10,600	(65,394)
Other comprehensive loss, net of tax	—	—	—		(50,098)	—	(50,098)	(89)	(50,187)
Exercise of stock options	169,322	170	157	—	—	—	327	—	327
Share vesting	769,163	769	(769)	—	—	—	0	—	—
Stock-based compensation charges	—	—	13,324	—	—	3,192	16,516	—	16,516
Acquisition of NCI	—	—	11,136	—	—	—	11,136	(44,079)	(32,943)
Issuance of tangible equity units	—	—	240,044	—	—	—	240,044	—	240,044
Purchase of treasury shares	—	—	—	—	—	(1,707)	(1,707)	—	(1,707)
Sales of subsidiary shares to NCI	—	—	(1,534)	—	—	—	(1,534)	—	(1,534)
Distributions to NCI	—	—	—	—	—	—	—	(6,352)	(6,352)
Balance at December 31, 2014	245,209,850	$245,210	$1,676,815	$(239,572)	$(97,808)	$(96,441)	$1,488,204	$50,910	$1,539,114

See accompanying notes to consolidated financial statements.

McDERMOTT INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 1—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

McDermott International, Inc. (“MII”), a corporation incorporated under the laws of the Republic of Panama in 1959, is a engineering, procurement, construction and installation (“EPCI”) company focused on designing and executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services, we deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning. Operating in approximately 20 countries across the Americas, Middle East, Asia, the North Sea and Africa, our integrated resources include approximately 13,400 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction. Our customers include national, major integrated and other oil and gas companies, and we operate in most major offshore oil and gas producing regions throughout the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods. In these notes to our consolidated financial statements, unless the context otherwise indicates, “we,” “us” and “our” mean MII and its consolidated subsidiaries.

Basis of Presentation

We have presented our consolidated financial statements in U.S. Dollars in accordance with accounting principles generally accepted in the United States (“GAAP”). These consolidated financial statements include the accounts of McDermott International, Inc., its consolidated subsidiaries and controlled entities. We use the equity method to account for investments in entities that we do not control, but over which we have significant influence. We generally refer to these entities as “joint ventures” or “unconsolidated affiliates.” We have eliminated all intercompany transactions and accounts.

We report financial results under three reporting segments consisting of Asia (“ASA”), Americas, Europe and Africa (“AEA”) and the Middle East (“MEA”). We also report certain corporate and other non-operating activities under the heading “Corporate and Other.” Corporate and Other primarily reflects corporate personnel and activities, incentive compensation programs and other costs, which are generally fully allocated to our operating segments. For financial information about our segments, see Note 11—“Segment Reporting”.

Consolidated statements of cash flows for the years ended December 31, 2013 and 2012 include amounts of gain on foreign currency of $13.2 million and $23.1 million, respectively, that have been reclassified to conform to 2014 presentation. Certain 2013 amounts in consolidated balance sheet have been reclassified to conform to 2014 presentation.

Business Segments

We continue to evolve our operating model to improve efficiency of decision-making so that we are able to better optimize market opportunities. In the first quarter of 2015, we completed changes to our organizational structure which resulted in realignment of our reporting segments. The North Sea and Africa operations were previously aggregated into the Middle East operating segment. However, the responsibility for business decisions relating to the North Sea and Africa was moved to our Americas operating segment in the first quarter of 2015. As a result, the North Sea and Africa business is reflected in our Americas segment, now referred to as Americas, Europe and Africa. All comparable periods presented have been revised to reflect this change. Accordingly, we now report financial results under three reporting segments consisting of (1) Americas, Europe and Africa (“AEA”), (2) the Middle East (“MEA”) and (3) Asia (“ASA”). We also report certain corporate and other non-operating activities under the heading “Corporate and other,” which primarily reflects corporate personnel and activities, incentive compensation programs and other costs that are generally fully allocated to our operating segments. However, corporate restructuring costs associated with our corporate reorganization are not allocated. See Note 11 for summarized financial information on our segments.

Pension Accounting Change

In the fourth quarter of 2014, we elected to change our accounting method for recognizing actuarial gains and losses for our pension and other post-retirement benefit plans. Historically, these gains and losses were recognized as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets and amortized into our consolidated statements of operations and comprehensive income (loss) over the average future service period or the average remaining life expectancy of the plan participants.   Under the new accounting method, we immediately recognize actuarial gains and losses into earnings in the fourth quarter each year as a component of net periodic benefit cost. We believe the new accounting method is preferable as it accelerates recognition of gains and losses into net income to be closer to when events resulting in gains and losses occur, such as plan investment performance, changes in discount rates, interest rate movements, mortality expectations and changes in other actuarial assumptions. This change has been reported through retrospective application of the new accounting method to all periods presented. See Note 4 for a further discussion of our pension and postretirement benefits and Notes 13 and 14 for disclosures relating to the effect of this change in our accounting method. Also see “— Accumulated Other Comprehensive Loss” and Note 9 for certain tax restated disclosures relating to pension accounting change.

Revenue Recognition

We determine the appropriate accounting method for each of our long-term contracts before work on the project begins. We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, man hours, or a cost-to-cost method, as applicable to the activity involved. We include the amount of accumulated contract costs and estimated earnings that exceed billings to customers in contracts in progress. We include billings to customers that exceed accumulated contract costs and estimated earnings in advance billings on contracts. Most long-term contracts contain provisions for progress payments. We expect to invoice customers for all unbilled revenues. Certain costs are generally excluded from the cost-to-cost method of measuring progress, such as significant costs for materials and third-party subcontractors. Costs incurred prior to a project award are generally expensed during the period in which they are incurred. Total estimated project costs, and resulting contract income, are affected by changes in the expected cost of materials and labor, productivity, vessel costs, scheduling and other factors. Additionally, external factors such as weather, customer requirements and other factors outside of our control may affect the progress and estimated cost of a project’s completion and, therefore, the timing and amount of revenue and income recognition. In addition, change orders, which are a normal and recurring part of our business, can increase (sometimes substantially) the future scope and cost of a job. Therefore, change order awards (although frequently beneficial in the long term) can have the short-term effect of reducing the job percentage of completion and thus the revenues and profits recognized to date. We regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit, proportionate to the job percentage of completion in the period when those estimates are revised. Revenue from unapproved change orders is generally recognized to the extent of the lesser of amounts we expect to recover or costs incurred. Additionally, to the extent that claims included in backlog, including those which arise from change orders which are under dispute or which have been previously rejected by the customer, are not resolved in our favor, there could be reductions in, or reversals of previously reported amounts of, revenues and profits, and charges against current earnings, which could be material.

Claims Revenue

Claims revenue may relate to various factors, including the procurement of materials, equipment performance failures, change order disputes or schedule disruptions and other delays, including those associated with weather or sea conditions. Claims revenue, when recorded, is only recorded to the extent of the lesser of the amounts management expects to recover or the associated costs incurred in our consolidated financial statements. We include certain unapproved claims in the applicable contract values when we have a legal basis to do so, consider collection to be probable and believe we can reliably estimate the ultimate value. Amounts attributable to unapproved change orders are not included in claims. We continue to actively engage in negotiations with our customers on our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses. Claims are generally negotiated over the course of the respective projects and many of our projects are long-term in nature. None of the claims included in our estimates at completion at December 31, 2014 were the subject of any litigation proceedings.

The amount of revenues and costs included in our estimates at completion (i.e., contract values) associated with such claims was $6.5 million and $17.2 million as of December 31, 2014 and December 31, 2013, respectively. All of those claim amounts at December 31, 2014 and 2013 were related to our MEA segment. These amounts are determined based on various factors, including our analysis of the underlying contractual language and our experience in making and resolving claims. There were no costs in the year ended December 31, 2014 in our consolidated financial statements pertaining to claims.  For the year ended December 31, 2013, $11.7 million of revenues and costs are included in our consolidated financial statements pertaining to claims, all of which were related to the MEA segment. Our unconsolidated joint ventures did not include any claims revenue or associated costs in their financial results for the year ended December 31, 2014 and 2013.

We continue to actively engage in negotiations with our applicable customers with respect to our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses.

Deferred Profit Recognition

For contracts as to which we are unable to estimate the final profitability due to their uncommon nature, including first-of-a-kind projects, we recognize equal amounts of revenue and cost until the final results can be estimated more precisely. For these contracts, we only recognize gross margin when reliably estimable and the level of uncertainty has been significantly reduced, which we generally determine to be when the contract is at least 70% complete. We treat long-term construction contracts that contain such a level of risk and uncertainty that estimation of the final outcome is impractical, as deferred profit recognition contracts If, while being accounted for under our deferred profit recognition policy, a current estimate of total contract costs indicates a loss, the projected loss is recognized in full and the project is accounted for under our normal revenue recognition guidelines. Prior to the fourth quarter of 2013, we accounted for an AEA segment project under our deferred profit recognition policy. The project was completed during the year ended December 31, 2014. Currently, we are not accounting for any projects under our deferred profit recognition policy.

Completed Contract Method

Under the completed contract method, revenue and gross profit is recognized only when a contract is completed or substantially complete. We generally do not enter into fixed-price contracts without an estimate of cost to complete that we believe to be accurate. However, it is possible that in the time between contract award and the commencement of work on a project, we could lose the ability to forecast costs to complete adequately, based on intervening events, including, but not limited to, experience on similar projects, civil unrest, strikes and volatility in our expected costs. In such a situation, we would use the completed contract method of accounting for that project. We did not enter into any contracts that we accounted for under the completed contract method during 2014, 2013 or 2012.

Loss Recognition

A risk associated with fixed-priced contracts is that revenue from customers may not cover increases in our costs. It is possible that current estimates could materially change for various reasons, including, but not limited to, fluctuations in forecasted labor and vessel productivity, vessel repair requirements, weather downtime, subcontractor or supplier performance, pipeline lay rates or steel and other raw material prices. Increases in costs associated with our fixed-price contracts could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. Alternatively, reductions in overall contract costs at completion could materially improve our consolidated financial condition, results of operations and cash flows.

As of December 31, 2014, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when determined.

Of the December 31, 2014 backlog, approximately $401.2 million relates to five active projects that are in a loss position, whereby future revenues are expected to equal costs when recognized. Included in this amount are $146.4 million of backlog associated with an EPCI project in Altamira which is expected to be completed in the fourth quarter of 2015, $102.2 million of backlog pertaining to a five-year charter of the Agile in Brazil, which began in early 2012, and $50.1 million of backlog relating to a charter project in Brazil scheduled for completion during the second quarter of 2015, all of which are being conducted by our AEA segment. The amount also includes $92.9 million of backlog relating to an EPCI project in Saudi Arabia which is expected to be completed by the third quarter of 2016 and $9.6 million of backlog relating to a hook-up project in Saudi Arabia scheduled for completion by the second quarter of 2015, both being conducted in our MEA segment. It is possible that our estimates of gross profit could increase or decrease based on changes in productivity, actual downtime and the resolution of change orders and claims with the customers.

Use of Estimates

We use estimates and assumptions to prepare our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts we report in our financial statements and accompanying notes. Our actual results could differ from these estimates, and variances could materially affect our financial condition and results of operations in future periods. Changes in project estimates generally exclude change orders and changes in scope, but may include, without limitation, changes in cost recovery estimates, unexpected changes in weather conditions, productivity, unidentified required vessel repairs, customer and vendor delays and other costs. We generally expect to experience a reasonable amount of unanticipated events, and some of these events can result in significant cost increases above cost amounts we previously estimated. As of December 31, 2014, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when determined.

The following is a discussion of our most significant changes in estimates, which impacted operating income for the years ended December 31, 2014, 2013 and 2012.

Year ended December 31, 2014

Operating income for the year ended December 31, 2014 was impacted by changes in estimates relating to projects in each of our segments.

The ASA segment experienced net favorable changes aggregating approximately $51.6 million, primarily attributable to changes in estimates on seven projects. Changes in estimates on a recently completed subsea project in Malaysia resulted in an improvement of approximately $34.3 million during the year ended December 31, 2014, primarily related to productivity improvements on our marine vessels and offshore support activities, as well as the favorable resolution of cost contingencies relating to offshore performance risks. On a recently completed marine installation project in Brunei, a reduction in estimated cost to complete from productivity improvements on marine vessels and offshore support activities resulted in a favorable change of approximately $11.8 million. On two previously completed projects, insurance claim collection and final project close-out adjustments resulted in a combined additional recovery of approximately $10.3 million during the year ended December 31, 2014. In addition, completion of two projects resulted in project close-out savings of approximately $6.3 million. These positive changes were partially offset by a negative change in estimate of $11.0 million on an EPCI project in Australia, primarily due to lower than expected fabrication productivity, increase in procurement costs as well as an increase in marine costs primarily due to changes in marine asset utilization.

The MEA segment was negatively impacted by net unfavorable changes aggregating approximately $4.4 million, primarily attributable to changes in four projects. On one EPCI project in Saudi Arabia, we increased our estimated cost at completion by approximately $22.5 million (which may be recoverable from the customer, but which were not recognizable at December 31, 2014), primarily as a result of vessel downtime due to weather and standby delays amounting to $43.0 million, partially offset by increased cost recovery estimates of approximately $20.5 million based on positive discussions with the customer during the fourth quarter of 2014. On another EPCI project in Saudi Arabia, we increased our estimated cost to complete by $19.2 million, primarily as a result of increased cost estimates to complete the onshore scope. Although the project recognized a loss in the year ended December 31, 2013, it remains in an overall profitable position and is expected to be fully closed out by the quarter ending June 2015. On a third EPCI project in Saudi Arabia, we increased our estimated costs to complete by approximately $12.2 million, to reflect cost overruns related to (1) the onshore work, which was substantially completed in July 2014, and (2) delays in completing the offshore work, due to delayed access to the project site, resulting in a revised execution plan. The revised execution plan included the costs of an incremental mobilization and reflected inefficiencies of executing out-of-sequence work. This project remains profitable and is expected to be completed by March 2015. These negative changes were partially offset by approximately $53.5 million of increased cost recovery estimates on a recently completed pipelay project in the Caspian based on positive negotiations with the customer during the year ended December 31, 2014 in connection with the ongoing project close-out process. We expect final settlement on this process during early 2015, which could result in further changes to be recognized in 2015.

The AEA segment was negatively impacted by net unfavorable changes in estimates aggregating $37.2 million associated with five projects. On an EPCI project in Altamira, we increased our estimated cost to complete by approximately $68.9 million, due to liquidated damages and extended project management costs arising from unexpected project delays and projected fabrication cost increases reflecting reduced productivity and execution plan changes to mitigate further project delays, as well as procurement and marine installation cost increases. This project is in a loss position and is estimated to be completed in the fourth quarter of 2015. On a subsea project in the U. S.  Gulf of Mexico, we increased our estimated cost to complete by approximately $5.5 million, primarily due to increased costs from equipment downtime issues on the North Ocean 102 (the “NO 102”), our primary vessel working on the project, partially offset by project close-out savings on marine spread costs and increased cost recovery estimates based on positive developments from the ongoing negotiations with the customer. This project, which was in a loss position, was completed during the year ended December 31, 2014. On a fabrication project in Morgan City completed during 2013, we reduced our cost recovery estimates by approximately $7.8 million, mainly based on an agreement in principle with the customer during the year ended December 31, 2014, which resulted in lower-than-anticipated recoveries. These negative impacts were partially offset by $39.8 million of project close-out improvements on an EPCI project in Brazil, which resulted from marine cost reductions upon completion of activities and increased recoveries due to successful developments from the ongoing approval process for additional weather-related compensation. We also recognized $5.2 million of cost reductions on a marine installation project in the U. S. Gulf of Mexico, mainly due to project close-out improvements.

Year ended December 31, 2013

For the year ended December 31, 2013, we recognized net project losses of approximately $315.1 million due to changes in estimates across all three of our operating segments.

The ASA segment was negatively impacted by net losses of approximately $62.2 million due to changes in estimates on four projects. On the subsea project in Malaysia discussed above, we increased our estimated cost at completion by approximately $126.9 million primarily due to downtime on the NO 105 resulting from mechanical and offshore productivity issues. This project was completed in June 2014 with subsequent improvements of approximately $34.3 million in 2014, as discussed above. On an EPCI project in Australia we completed a settlement with the customer which resulted in lower-than-expected recoveries. This project was completed in the first quarter of 2013 and the settlement documents were executed on February 5, 2014. These deteriorations were partially offset by improvements on two projects. On another EPCI project in Australia, we reduced estimated costs to complete the project by approximately $64.1 million as a result of efficiencies and productivity improvements related to offshore hookup activities. This project was completed in early 2013. On a fabrication project in Australia, we increased our change order recovery and bonuses recognized by approximately $14.7 million resulting from settlements and achieved milestones. This project was completed in March 2014.

The MEA segment was negatively impacted by losses of $174.4 million due to changes in estimates on four projects. On the pipelay project in the Caspian Sea, we reduced the estimate of cost recovery as a result of ongoing negotiations with the customer.  This project was completed in June 2014 with subsequent improvements of approximately $53.5 million in 2014, as discussed above. On an EPCI project in Saudi Arabia, we increased our estimated cost at completion by approximately $62.5 million, primarily as a result of revisions to the project’s execution plans, increases in our estimated cost to complete due to an extended offshore hookup campaign requiring multiple vessel mobilizations and delays in completion of onshore activities. On another EPCI project in Saudi Arabia, we increased our estimated cost to complete by approximately $16.5 million, primarily due to weather downtime and revisions to our estimated cost to complete the hookup campaign. On a third EPCI project in Saudi Arabia, we increased our estimated cost to complete by approximately $16.4 million due to procurement and design issues which were settled on less favorable terms than previously expected. This project is currently in a loss position and is expected to be completed during the third quarter of 2016.

The AEA segment was negatively impacted by changes in estimates on six projects resulting in approximately $78.5 million of project losses. In Morgan City, we incurred additional costs of approximately $9.3 million to complete a fabrication project, primarily due to poor labor productivity. That project was completed during the fourth quarter of 2013. On a marine project in Mexico completed during 2012, we reversed previously recognized claim revenue by approximately $10.0 million due to unsuccessful claim resolution efforts. On the five-year charter of the Agile in Brazil, we increased the estimated cost to complete the project by approximately $8.6 million. The completion of this charter is expected during the first quarter of 2017. On two EPCI projects in Altamira, we increased our estimated costs at completion by approximately $40.9 million, primarily due to higher procurement costs, reduced labor productivity, and reduced utilization of the fabrication facility. Both of these projects are in a loss position. One was completed during the year ended December 31, 2014 and the other is expected to be completed by the fourth quarter of 2015. On a subsea project in the U.S. Gulf of Mexico, we recognized a loss of approximately $9.7 million, primarily driven by the recognition of liquidated damages due to the anticipated late arrival of vessels currently engaged on projects in Brazil and Malaysia. This project was completed during the year ended December 31, 2014.

Year ended December 31, 2012

Operating income for the year ended December 31, 2012 in our ASA segment benefited significantly from certain changes in estimates, which resulted in a reduction of remaining costs as a result of efficiencies and productivity improvements related to offshore hook-up activities on one of our EPCI projects, which was completed in early 2013. Excluding those cost savings, our costs increased by approximately 8% for the year ended December 31, 2012. These benefits were partially offset by certain project charges of approximately $23.0 million associated with anticipated productivity changes and project delays on one of our subsea projects, which was completed in 2014. In addition, our AEA segment was impacted by project charges of approximately $16.0 million relating to two projects, which were completed in 2013 primarily due to lower than expected fabrication productivity. In our MEA segment, we experienced project charges of approximately $13.0 million associated with increased cost estimates resulting from fabrication productivity and, to a lesser extent, higher than expected marine costs on a project, which was completed in early 2013.

Loss Contingencies

We record liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. We provide disclosure when there is a reasonable possibility that the ultimate loss will exceed the recorded provision or if such loss is not reasonably estimable. We are currently involved in litigation and other proceedings, as discussed in Note 12. We have accrued our estimates of the probable losses associated with these matters and associated legal costs are generally recognized in selling, general and administrative expenses as incurred. However, our losses are typically resolved over long periods of time and are often difficult to estimate due to various factors, including the possibility of multiple actions by third parties. Therefore, it is possible future earnings could be affected by changes in our estimates related to these matters.

Cash and Cash Equivalents

Our cash and cash equivalents are highly liquid investments with maturities of three months or less when we purchase them. We record cash and cash equivalents as restricted when we are unable to freely use such cash and cash equivalents for our general operating purposes. A majority of our restricted cash and cash equivalents serves as collateral for outstanding letters of credit, as further discussed in Note 3.

Investments

We classify investments available for current operations as current assets in the accompanying balance sheet, and we classify investments held for long-term purposes as noncurrent assets. We adjust the amortized cost of debt securities for amortization of premiums and accretion of discounts to maturity. That amortization is included in interest income. We include realized gains and losses on our investments in other income (expense)—net. The cost of securities sold is based on the specific identification method. We include interest earned on securities in interest income.

Investments in Unconsolidated Affiliates

We generally use the equity method of accounting for affiliates in which our investment ownership ranges from 20% to 50% and over which we exercise significant influence. Currently, all of our significant investments in affiliates that are not consolidated are recorded using the equity method.

Accounts Receivable

Accounts Receivable—Trade, Net

A summary of contract receivables is as follows:

We expect to invoice our unbilled receivables once certain milestones or other metrics are reached, and we expect to collect all unbilled amounts. We believe that our provision for losses on uncollectible accounts receivable is adequate for our credit loss exposure.

	December 31, 2014	December 31, 2013
	(in thousands)
Contract receivables:
Contracts in progress	$106,174	$192,745
Completed contracts	34,698	77,248
Retainages	28,586	127,698
Unbilled	4,303	14,571
Less allowances	(30,391)	(30,404)
Accounts receivable—trade, net	$143,370	$381,858

The following amounts represent retainages on contracts:

	December 31, 2014	December 31, 2013
	(in thousands)

Retainages expected to be collected within one year	$28,586	$127,698
Retainages expected to be collected after one year	137,468	65,365

Total retainages	$166,054	$193,063

We have included in accounts receivable—trade, net, retainages expected to be collected in 2015. Retainages expected to be collected after one year are included in other assets. Of the long-term retainages at December 31, 2014, we expect to collect $86.0 million in 2016 and $51.5 million in 2017.

Accounts Receivable—Other

A summary of accounts receivable—other is as follows:

	December 31, 2014	December 31, 2013
	(In thousands)
Other taxes receivable	$31,392	$14,934
Receivables from unconsolidated affiliates	20,061	36,181
Accrued unbilled revenue	15,442	15,696
Intercompany unbilled cost	3,978	5,373
Employee receivables	4,336	4,532
Foreign currency forward contracts	1,173	11,641
Other	4,706	916
Accounts receivable-other	$81,088	$89,273

Employee receivables are expected to be collected within 12 months, and any allowance for doubtful accounts on our accounts receivable—other is based on our estimate of the amount of probable losses due to the inability to collect these amounts (based on historical collection experience and other available information). As of December 31, 2014 and December 31, 2013, no such allowance for doubtful accounts was recorded.

Contracts in Progress and Advance Billings on Contracts

Contracts in progress were $357.6 million and $426.0 million at December 31, 2014 and December 31, 2013, respectively. Advance billings on contracts were $199.9 million and $278.9 million at December 31, 2014 and December 31, 2013, respectively. A detail of the components of contracts in progress and advance billings on contracts is as follows:

	December 31, 2014	December 31, 2013
	(In thousands)
Costs incurred less costs of revenue recognized	$90,191	$65,113
Revenues recognized less billings to customers	267,426	360,873
Contracts in Progress	$357,617	$425,986

Billings to customers less revenue recognized	$578,896	$466,205
Costs incurred less costs of revenue recognized	(379,031)	(187,276)
Advance Billings on Contracts	$199,865	$278,929

Other Non-Current Assets

We have included debt issuance costs in other non-current assets. The current portion of debt-issuance costs has been included in other current assets. We amortize debt issuance costs as interest expense on a straight-line basis over the life of the related debt. The following summarizes the changes in the carrying amount of these assets:

	Year ended December 31, 2014	Year ended December 31, 2013
	(In thousands)
Balance at beginning of period	$14,951	$13,761
Debt issuance costs	47,737	4,905
Former Credit Agreement debt issuance cost write off	(11,913)	—
Amortization of interest expense	(10,999)	(3,715)
	39,776	14,951
Less: Current portion	(12,936)	—
Noncurrent portion	$26,840	$14,951

Also included in other non-current assets are long-term deferred drydock expenses, long-term prepaid rent and other prepaid expenses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. An established hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—inputs are based on quoted prices for identical instruments traded in active markets.
•

Level 2—inputs are based on quoted prices for similar instruments in active markets, quoted prices for similar or identical instruments in inactive markets and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

•

Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar valuation techniques.

The carrying amounts that we have reported for financial instruments, including cash and cash equivalents, accounts receivables and accounts payable approximate their fair values. See Note 7 for additional information regarding fair value measurements.

Derivative Financial Instruments

Our worldwide operations give rise to exposure to changes in certain market conditions, which may adversely impact our financial performance. When we deem it appropriate, we use derivatives as a risk management tool to mitigate the potential impacts of certain market risks. The primary market risk we manage through the use of derivative instruments is movement in foreign currency exchange rates. We use foreign currency derivative contracts to reduce the impact of changes in foreign currency exchange rates on our operating results. We use these instruments to hedge our exposure associated with revenues and/or costs on our long-term contracts and other cash flow exposures that are denominated in currencies other than our operating entities’ functional currencies. We do not hold or issue financial instruments for trading or other speculative purposes.

In certain cases, contracts with our customers contain provisions under which some payments from our customers are denominated in U.S. Dollars and other payments are denominated in a foreign currency. In general, the payments denominated in a foreign currency are designed to compensate us for costs that we expect to incur in such foreign currency. In these cases, we may use derivative instruments to reduce the risks associated with foreign currency exchange rate fluctuations arising from differences in timing of our foreign currency cash inflows and outflows. We recognize all derivatives at fair value on the balance sheet. Derivatives that are not accounted for as hedges under ASC 815 - Derivatives and Hedging, are adjusted to fair value and such changes are reflected through the results of operations. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. See Note 5 for additional information regarding derivative financial instruments.

The ineffective portion of a derivative’s change in fair value and any portion excluded from the assessment of effectiveness are immediately recognized in earnings. Gains and losses on derivative financial instruments that are immediately recognized in earnings are included as a component of gain (loss) on foreign currency-net in our consolidated statements of operations.

Concentration of Credit Risk

Our principal customers are businesses in the offshore oil and gas industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. In addition, we and many of our customers operate worldwide and are therefore exposed to risks associated with the economic and political forces of various countries and geographic areas. We generally do not obtain any collateral for our receivables. See Note 11 for additional information about our operations in different geographic areas.

Foreign Currency Translation

We translate assets and liabilities of our foreign operations, other than operations in highly inflationary economies, into U.S. Dollars at year-end exchange rates, and we translate income statement items at average exchange rates for the periods presented. We record adjustments resulting from the translation of foreign currency financial statements as a component of other comprehensive income (loss), net of tax.

Capitalization of Interest Cost

We incurred interest of $85.4 million and capitalized, primarily on the vessels under construction, $23.9 million of interest in the year ended December 31, 2014. We incurred and capitalized $8.9 million and $8.6 million of interest in the years ended December 31, 2013 and 2012, respectively.

Earnings per Share

We have computed earnings per common share on the basis of the weighted average number of common shares, and, where dilutive, common share equivalents, outstanding during the indicated periods. See Note 10 for our earnings per share computations.

Accumulated Other Comprehensive Loss

Components of accumulated other comprehensive income (loss) (“AOCI”) have been restated to reflect the retrospective change in accounting method for recognizing actuarial gain and losses related to pension and postretirement benefit plans.

The components of AOCI included in stockholders’ equity are as follows:

	December 31, 2014	December 31, 2013
	(In thousands)

Foreign currency translation adjustments	$(15,212)	$(2,562)
Net gain on investments	241	238
Net loss on derivative financial instruments	(82,837)	(45,386)
Accumulated other comprehensive loss	$(97,808)	$(47,710)

The following tables present the components of AOCI and the amounts that were reclassified during the period:

	Foreign currency translation gain (loss)	Unrealized holding gain (loss) on investments	Deferred gain (loss) on derivatives(1)		TOTAL
	(in thousands)

Balance, January 1, 2013	$(3,366)	$(2,316)	$11,735		$6,053

Other comprehensive income (loss) before reclassification	804	920	(52,781)		(51,057)
Amounts reclassified from AOCI	—	1,634	(4,340)	(2)	(2,706)
Net current period other comprehensive income (loss)	804	2,554	(57,121)		(53,763)

Balance, December 31, 2013	$(2,562)	$238	$(45,386)		$(47,710)

Other comprehensive income (loss) before reclassification	(9,250)	3	(65,503)		(74,750)
Amounts reclassified from AOCI	(3,400)	—	28,052	(2)	24,652
Net current period other comprehensive income (loss)	(12,650)	3	(37,451)		(50,098)

Balance, December 31, 2014	$(15,212)	$241	$(82,837)		$(97,808)

(1)	Refer to Note 6 for additional details
(2)	Reclassified to cost of operations and gain on foreign currency, net

Stock-Based Compensation

Equity instruments are measured at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. We use a Black-Scholes model to determine the fair value of certain share-based awards, such as stock options. Additionally, we use a Monte Carlo model to determine the fair value of certain share-based awards that contain market and performance-based conditions. The use of these models requires highly subjective assumptions, such as assumptions about the expected life of the award, vesting probability, expected dividend yield and the volatility of our stock price.

Property, Plant and Equipment

We carry our property, plant and equipment at depreciated cost. Except for major marine vessels, we depreciate our property, plant and equipment using the straight-line method, over estimated economic useful lives of eight to 33 years for buildings and three to 28 years for machinery and equipment. We do not depreciate property, plant and equipment classified as held for sale.

We depreciate major marine vessels using the units-of-production method based on the utilization of each vessel. Our units-of-production method of depreciation involves the calculation of depreciation expense on each vessel based on the product of actual utilization for the vessel for the period and the applicable daily depreciation value (which is based on vessel book value, standard utilization and vessel life) for the vessel. Our actual utilization is determined based on the actual days that the vessel was working or otherwise actively engaged (other than in transit between regions) under a contract, as determined by daily vessel operating reports prepared by the crew of the vessel. Our standard utilization is determined by vessel at least annually based on recent actual utilization combined with an expectation of future utilization, both of which allow for idle time. We ensure that a minimum amount of accumulated depreciation of at least 50% of equivalent life-to-date straight-line depreciation is recorded. Additionally, in periods of very low utilization, a minimum amount of depreciation expense of at least 25% of an equivalent straight-line depreciation expense (which is based on an initial 25-year life) is recorded.

Our depreciation expense was $93.2 million, $84.6 million and $86.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

A summary of property, plant and equipment by asset category is as follows:

	Year Ended December 31,
	2014	2013
	(In thousands)
Marine Vessels	$1,241,105	$1,089,121
Construction Equipment	496,557	576,855
Construction in Progress	435,447	408,705
Buildings	159,623	161,407
All other	140,831	131,598
Total Cost	$2,473,563	$2,367,686
Accumulated Depreciation	(830,467)	(889,009)
Net Book Value	$1,643,096	$1,478,677

We capitalize drydocking costs in other assets when incurred and amortize the costs over the period of time between drydockings, which is generally three to five years. We expense the costs of other maintenance, repairs and renewals, which do not materially prolong the useful life of an asset, as we incur them.

Impairment Review

We review goodwill for impairment on an annual basis or more frequently if circumstances indicate that impairment may exist. The annual impairment review involves comparing the fair value to the net book value of each applicable reporting unit and, therefore, is significantly impacted by estimates and judgments.

We recorded a goodwill impairment charge of approximately $46.7 million in the fourth quarter of 2013 in our consolidated statements of operations. This amount represented the total amount of our goodwill, which was primarily related to a 2007 acquisition.

We review our tangible and intangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation is required, the fair value of each applicable asset is compared to its carrying value. Factors that impact our determination of potential impairment include forecasted utilization of equipment and estimates of forecasted cash flows from projects expected to be performed in future periods. Our estimates of cash flow may differ from actual cash flow due to, among other things, economic conditions or changes in operating performance. Any changes in such factors may negatively affect our business segments and result in future asset impairments. During the year ended December 31, 2014, we determined that certain of our intangible assets were fully impaired and recorded an impairment charge of approximately $1.7 million in the quarter ended December 31, 2014.

In June 2014, we cancelled a pipelay system originally intended for the CSV 108, which resulted in a $10.7 million improvement to the cancellation cost estimate included in the $37.8 million of vessel-impairment charges recognized during the year ended December 31, 2013.

Based on market conditions and expected future utilization of our entire marine fleet, we recognized impairment charges totaling approximately $37.8 million during the year ended December 31, 2013 in our consolidated statements of operations related to the cancellation of in-progress upgrades to one of our existing marine vessels and the deferral of a portion of the scope of work relating to one of our marine vessels under construction. We used appraised values and discounted future cash flows associated with the assets to determine the impairment amounts. Appraised values and discounted cash flows involve significant management judgments.

We did not recognize any impairment for the year ended December 31, 2012.

Income Taxes

We provide for income taxes based on the tax laws and rates in the countries in which we conduct our operations. MII is a Panamanian corporation that earns all of its income outside of Panama. As a result, we are not subject to income tax in Panama. We operate in various taxing jurisdictions around the world. Each of these jurisdictions has a regime of taxation that varies, not only with respect to nominal rates, but also with respect to the basis on which these rates are applied. These variations, along with changes in our mix of income or loss from these jurisdictions, may contribute to shifts, sometimes significant, in our effective tax rate.

We believe that our deferred tax assets recorded as of December 31, 2014 are realizable through carrybacks, future reversals of existing taxable temporary differences and future taxable income. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. If we subsequently determine that we will be able to realize deferred tax assets in the future in excess of our net recorded amount, the resulting adjustment would increase earnings for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Any changes to our estimated valuation allowance could be material to our consolidated financial condition and results of operations. See Note 9 for additional disclosures relating to income taxes.

Insurance and Self-Insurance

Our wholly owned “captive” insurance subsidiary provides coverage for our retentions under employer’s liability, general and products liability, automobile liability and workers’ compensation insurance and, from time to time, builder’s risk and marine hull insurance within certain limits. We may also have business reasons in the future to arrange for our insurance subsidiary to insure other risks which we cannot or do not wish to transfer to outside insurance companies. Premiums charged and reserves related to these insurance programs are based on the facts and circumstances specific to the insurance claims, our past experience with similar claims, loss factors and the performance of the outside insurance market for the type of risk at issue. The actual outcome of insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions for the coverages discussed above. These accruals are based on various assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted as required based upon actual claim settlements and reported claims. We reduced our self-insurance accruals, primarily due to fewer and less severe Workers’ Compensation claims, by $8.0 million, $7.2 million and $6.8 million during the years ended December 31, 2014, 2013 and 2012, respectively, and recognized these reductions in cost of operations in our consolidated statements of operations.

Recently Issued Accounting Standards

In August 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). Currently, there is no guidance in effect under U.S. GAAP regarding management’s responsibility to assess whether there is substantial doubt about an entity’s ability to continue as a going concern. Under ASU 2014-15, we will be required to assess our ability to continue as a going concern each interim and annual reporting period and provide certain disclosures if there is substantial doubt about our ability to continue as a going concern, including management’s plan to alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter with early adoption permitted. We are currently assessing the impact of the adoption of ASU 2014-15 on our future financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This ASU will supersede most of the existing revenue recognition requirements in U.S. GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. It also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. ASU No. 2014-09 will be effective for us for annual and interim reporting periods beginning after December 15, 2016, with early application not permitted. We have the choice to apply it either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying it at the date of initial application (January 1, 2017) and not adjusting comparative information. We are currently evaluating the requirements of this ASU and have not yet determined its impact on our consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements and Property, Plant, and Equipment — Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”, which amends the definition of a discontinued operation by raising the threshold for a disposal to qualify as discontinued operations. ASU 2014-08 will also require entities to provide additional disclosures about discontinued operations as well as disposal transactions that do not meet the discontinued operations criteria. The pronouncement is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014. We have assessed the impact of the adoption of ASU 2014-08 and have determined that it has no impact on the presented financial statements and related disclosures.

NOTE 2—ACQUISITIONS, DISPOSITIONS AND RESTRUCTURING

Acquisitions

In December 2014, J. Ray McDermott, S.A. (“JRMSA”), a wholly owned subsidiary of MII, exercised its option to purchase Oceanteam ASA’s 50% ownership interest in the entities, which own the NO 102. We have consolidated these entities since acquiring a 50% ownership interest in 2009. The cash consideration paid was approximately $32.9 million, and we recorded a corresponding decrease in noncontrolling interest of approximately $44.0 million, and an increase in capital in excess of par value of approximately $11.1 million.

During the year ended December 31, 2013, we acquired all of the issued and outstanding shares of capital stock of Deepsea Group Limited, a United Kingdom-based company that provides subsea and other engineering services to international energy companies, primarily through offices in the United Kingdom and the United States. The total consideration we paid for the acquisition was approximately $9.0 million, which includes cash ($6.0 million) and the delivery of 313,580 restricted shares of MII common stock (out of treasury). The transaction was accounted for using the acquisition method and, accordingly, assets acquired and liabilities assumed were recorded at their respective fair values.

During the year ended December 31, 2013, we entered into two joint ventures with TH Heavy Engineering Berhad (“THHE”), whereby we acquired a 30% interest in a subsidiary of THHE, THHE Fabricators Sdn. Bhd., and THHE acquired a 30% interest in our Malaysian subsidiary, Berlian McDermott Sdn. Bhd. As of December 31, 2013, we recorded an equity method investment of approximately $25.5 million, a non-controlling interest of approximately $20.9 million and an increase in capital in excess of par value of approximately $4.6 million arising from these transactions. During year ended December 31, 2014, we finalized our accounting for these transactions and recorded a decrease in an equity method investment of approximately $4.5 million and a decrease in capital in excess of par value of approximately $1.5 million. As a result of these adjustments in 2014, as of December 31, 2014, we had recorded an equity method investment of approximately $21.0 million, a non-controlling interest of approximately $20.9 million, and an increase in capital in excess of par value of approximately $3.1 million.

Non-Core Asset Sales

During the quarter ended September 30, 2014, we committed to a plan to sell vessel equipment, including dynamic positioning thrusters and a deepwater pipelay winch system. These items of equipment were part of upgrades to one of our marine vessels. We cancelled those upgrades in December 2013. These assets were classified as held for sale and are no longer being depreciated.

We previously committed to a plan to sell four of our multi-function marine vessels, specifically the Bold Endurance, DB 26, DB 16 and the DLB KP1. During the year ended December 31, 2014, we completed the sale of the DB16 and the DLB KP1 for aggregate cash proceeds of approximately $24.5 million, resulting in an aggregate gain of approximately $11.1 million. During the year ended December 31, 2013, we completed the sale of the Bold Endurance and the DB 26 for aggregate cash proceeds of approximately $32.0 million, resulting in an aggregate gain of approximately $12.5 million.

In April 2014, we completed the sale of our Harbor Island facility near Corpus Christi, Texas for proceeds of approximately $31.7 million, resulting in a gain of approximately $25.0 million, which has been recognized in our AEA segment.

In June 2014, as part of our plan to discontinue utilization of our Morgan City facility, we disposed of several assets, including various items of equipment, for aggregate cash proceeds of approximately $13.6 million, resulting in an aggregate gain of approximately $11.4 million, of which approximately $1.3 million was recorded in connection with our Americas restructuring, discussed below. This portion of the gain pertained to impairments previously recorded in the year ended December 31, 2013 in connection with the Americas restructuring.

Discontinued Operations

The following discussion provides information pertaining to our significant discontinued operations.

Charter Fleet Business

On March 19, 2012, we completed the sale of our former charter fleet business, which operated 10 of the 14 vessels acquired in our 2007 Secunda Acquisition. The following table presents selected financial information regarding the results of operations attributable to our former charter fleet business:

Year ended December 31, 2012
(In thousands)
Revenues	$8,184
Gain on disposal of discontinued operations, before taxes	257
Income before provision for income taxes	3,240
3,497
Provision for income taxes	—
Income from discontinued operations, net of tax	$3,497

Restructuring

We commenced a restructuring of our Americas operations during the quarter ended June 30, 2013, which involved our Morgan City, Louisiana, Houston, Texas, New Orleans, Louisiana and Brazil locations. The restructuring involved, among other things, reductions of management, administrative, fabrication and engineering personnel, and discontinued utilization of the Morgan City facility. With the completion of all remaining project activities from the Morgan City facility during the last quarter of 2014, the restructuring was substantially complete by December 31, 2014.  Future fabrication operations in the AEA segment are expected to be executed using the Altamira, Mexico facility. In addition, we exited our joint venture operation in Brazil in 2014. Costs associated with our Americas restructuring activities primarily included severance and other personnel-related costs, costs associated with exiting the joint venture in Brazil, asset impairment and relocation costs, environmental reserves and future unutilized lease costs.

We have completed a major review of our cost structure, and we are implementing a plan to increase our profitability and flexibility through reduced fixed and variable costs. The plan includes headcount reductions, as well as the centralization of procurement and operational activities. We expect to incur $25.0 million to $30.0 million in restructuring costs in 2015, as a result of the review.

In October 2013, we announced certain executive management changes that became effective during the fourth quarter of 2013. In March 2014, we changed our organizational structure to orient around offshore and subsea business activities through four primary geographic regions. Costs associated with our corporate reorganization activities have included severance, relocation and other personnel-related costs and costs for advisors.

The following table presents total amounts incurred during the year ended December 31, 2014, as well as amounts incurred from the inception of our restructuring efforts up to December 31, 2014 and amounts expected to be incurred in the future by major type of cost and by segment.

	Incurred in the year ended December 31, 2014	Incurred in the year ended December 31, 2013	Incurred from restructuring inception to December 31, 2014	Estimate of remaining amounts to be incurred	Total

AEA
Impairments and write offs	$(1,240)	$14,163	$12,923	$—	$12,923
Severance and other personnel-related costs	3,735	9,645	13,380	476	13,856
Morgan City environmental reserve	—	5,925	5,925	—	5,925
Morgan City yard-related expenses	6,675	4,175	10,850	5,252	16,102
Other	—	158	158	3,272	3,430
	$9,170	$34,066	$43,236	$9,000	$52,236

Corporate
Severance and other personnel-related costs	$938	$1,661	$2,599	—	$2,599
Legal and other advisor fees	7,207	—	7,207	—	7,207
Other	798	—	798	—	798
	$8,943	$1,661	$10,604	—	10,604

Total	$18,113	$35,727	$53,840	$9,000	$62,840

The following table presents a roll forward of accrued liabilities associated with our restructuring activities:

	Morgan City environmental reserve	Severance and other personnel- related accruals	Morgan City yard-related expenses and other	Total
	(In thousands)

Balance at January 1, 2013	$—	$—	$—	$—
Accruals	5,925	5,820	1,105	12,850
Payments	—	(4,893)	—	(4,893)

Balance at December 31, 2013	$5,925	$927	$1,105	$7,957
Accruals	—	2,626	183	2,809
Payments	(2,250)	(3,553)	(915)	(6,718)

Balance at December 31, 2014	$3,675	$—	$373	$4,048

NOTE 3—LONG-TERM DEBT AND NOTES PAYABLE

During April 2014, we refinanced our existing obligations, and replaced in its entirety our then existing $950.0 million credit agreement (the “Former Credit Agreement”) with a new credit agreement (the “New Credit Agreement”), which provides for:

•	a $400.0 million first-lien, first-out three-year letter of credit facility (the “LC Facility”); and
•	a $300.0 million first-lien, second-out five-year term loan (the “Term Loan”).

Additionally, during April 2014, we completed the following new financing transactions:

•	the issuance of $500.0 million of second-lien seven-year senior secured notes.
•

the issuance of $287.5 million of tangible equity units composed of (1) three-year amortizing, senior unsecured notes, in an aggregate principal amount of $47.5 million, and (2) prepaid common stock purchase contracts.

With the completion of these financing transactions in April 2014, we terminated the bridge loan commitment we had obtained from an affiliate of Goldman, Sachs, & Co. (“Goldman Sachs”). As a result of the termination of the bridge loan commitment, the fee we previously paid to Goldman Sachs to obtain the bridge loan commitment was recognized as interest expense in the first half of 2014. Due to the replacement of the Former Credit Agreement, the unamortized issuance fees related to the Former Credit Agreement were also recognized as interest expense in the first half of 2014. The total additional interest expense related to these items was approximately $28.0 million.

The Former Credit Agreement provided for revolving credit borrowings and issuances of letters of credit in an aggregate outstanding amount of up to $950.0 million. Proceeds from borrowings under the Former Credit Agreement were available for working capital needs and other general corporate purposes. As of December 31, 2013, there were no borrowings outstanding, and letters of credit issued under the Former Credit Agreement totaled $214.3 million.  In addition, at December 31, 2013, we had $96.9 million in outstanding unsecured bilateral letters of credit.

New Credit Facilities

The indebtedness and other obligations under the New Credit Agreement are unconditionally guaranteed on a senior secured basis by substantially all of our wholly owned subsidiaries, other than our captive insurance subsidiary (collectively, the “Guarantors”). In connection with the New Credit Agreement, we paid certain fees to the lenders thereunder, as well as certain arrangement fees to the arrangers and agents for the New Credit Agreement, which we have capitalized and are amortizing to interest expense over the respective terms of the LC Facility and the Term Loan. We also paid certain fees to the initial purchasers of the senior secured notes and to the underwriter of the tangible equity units referred to below, which we have capitalized and are amortizing to interest expense over the respective terms of the related indebtedness.

LC Facility and Cash-Collateralized Bilateral Letters of Credit

The LC Facility provides for an initial letter of credit capacity of $400.0 million and allows for uncommitted increases in capacity of $100.0 million through December 31, 2014 and an additional $100.0 million thereafter, potentially increasing the total capacity to $600.0 million through the term of the LC Facility. Letters of credit issuable under the LC Facility support the obligations of McDermott and its affiliates and joint ventures. Financial letters of credit do not support ordinary course of business performance obligations or bids. The aggregate amount of the LC Facility available for financial letters of credit is capped at 25% of the total LC Facility. As of December 31, 2014, the aggregate face amount of letters of credit issued under the LC Facility was $195.8 million. There were no financial letters of credit issued under the LC facility as of December 31, 2014.

In addition, the LC Facility permits us to deposit up to $300.0 million with letter of credit issuers to cash collateralize letters of credit issued on a bilateral basis outside the credit facility. As of December 31, 2014, we had an aggregate face amount of approximately $88.8 million of such letters of credit outstanding supported by cash collateral, including financial letters of credit of $19.7 million. We have included the supporting cash collateral in restricted cash and cash equivalents in the accompanying consolidated balance sheet as of December 31, 2014.

The LC Facility is secured on a first-lien, first-out basis (with relative priority over the Term Loan) by pledges of the capital stock of all the Guarantors and mortgages on, or other security interests in, substantially all the tangible and intangible assets of our company and the Guarantors, subject to specific exceptions.

The LC Facility contains various customary affirmative covenants, as well as specific affirmative covenants, including specific reporting requirements and a requirement for ongoing periodic financial reviews by a financial advisor. The LC Facility also requires compliance with various negative covenants, including limitations with respect to the incurrence of other indebtedness and liens, restrictions on acquisitions, capital expenditures and other investments, restrictions on sale/leaseback transactions and restrictions on prepayments of other indebtedness.

The LC Facility requires us to generate consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least specified minimum amounts over the term of the facility. The LC Facility also requires us to maintain a ratio of fair market value of vessel collateral to the sum of (1) the outstanding principal amount of the Term Loan, (2) the aggregate amount of undrawn financial letters of credit outstanding under the LC Facility, (3) all drawn but unreimbursed letters of credit under the LC Facility, and (4) mark-to-market foreign exchange exposure that is not cash secured of at least 1.20:1.00. The LC Facility also specifies maximum capital expenditures over the term of the facility and requires us to maintain at least $200.0 million of minimum available cash, at the end of each quarter. We were in compliance with the covenants under the LC Facility as of December 31, 2014.

The LC Facility provides for a commitment fee of 0.50% per year on the unused portion of the LC Facility and letter of credit fees at an annual rate of 2.25% for performance letters of credit and 4.50% for financial letters of credit, as well as customary issuance fees and other fees and expenses.

Term Loan

The Term Loan is secured on a first-lien, second-out basis (with the LC Facility having relative priority over the Term Loan) by pledges of the capital stock of all the Guarantors and mortgages on, or other security interests in, substantially all tangible and intangible assets of our company and the Guarantors, subject to specific exceptions. As of December 31, 2014, we had $298.5 million in borrowings outstanding under the Term Loan, of which $3.0 million was classified as current notes payable.

The Term Loan requires mandatory prepayments from: (1) the proceeds from the sale of assets, as well as insurance proceeds, in each case subject to certain exceptions, to the extent such proceeds are not reinvested in our business within 365 days of receipt; (2) net cash proceeds from the incurrence of indebtedness not otherwise permitted under the New Credit Agreement; and (3) 50% of amounts deemed to be “excess cash flow,” subject to specified adjustments. The Term Loan also requires quarterly amortization payments equal to $750,000. The Term Loan also provides for a prepayment premium if we prepay or re-price the Term Loan prior to April 16, 2015.

The Term Loan requires compliance with various customary affirmative and negative covenants. We must also maintain a ratio of “ownership adjusted fair market value” of marine vessels to the sum of (1) the outstanding principal amount of the Term Loan and (2) the aggregate principal amount of unreimbursed drawings and advances under the LC Facility of at least 1.75:1.00. As of December 31, 2014, we were in compliance with all of the covenants under the Term Loan.

The Term Loan was incurred with 25 basis points of original issue discount and bears interest at a floating rate, which can be, at our option, either: (1) a LIBOR rate for a specified interest period (subject to a LIBOR “floor” of 1.00%) plus an applicable margin of 4.25%; or (2) an alternate base rate (subject to a base rate “floor” of 2.00%) plus an applicable margin of 3.25%.

Senior Notes

During April 2014 we issued $500.0 million in aggregate principal amount of 8.000% senior secured notes due 2021 (the “Notes”) in a private placement in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. Interest on the Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2014, at an annual rate of 8%. The Notes are scheduled to mature on May 1, 2021. As of December 31, 2014, there was $500.0 million principal amount of Senior Notes outstanding.

The Notes are unconditionally guaranteed on a senior secured basis by the Guarantors, and the Notes are secured on a second-lien basis by pledges of capital stock of certain of our subsidiaries and mortgages and other security interests covering (1) specified marine vessels owned by certain of the Guarantors and (2) substantially all the other tangible and intangible assets of our company and the Guarantors, subject to exceptions for certain assets.

At any time, or from time to time, on or after May 1, 2017, at our option, we may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

Year	Percentage
2017	104%
2018	102%
2019 and thereafter	100%

The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (1) incur or guarantee additional indebtedness or issue preferred stock; (2) make investments or certain other restricted payments; (3) pay dividends or distributions on capital stock or purchase or redeem subordinated indebtedness; (4) sell assets; (5) create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (6) create certain liens; (7) sell all or substantially all of our assets or merge or consolidate with or into other companies; (8) enter into transactions with affiliates; and (9) create unrestricted subsidiaries. Many of those covenants would become suspended if the Notes were to attain an investment grade rating from both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services and no default has occurred.

Tangible Equity Units

During April 2014, we issued 11,500,000 6.25% tangible equity units (“Units”), each with a stated amount of $25.00. Each Unit consists of (1) a prepaid common stock purchase contract and (2) a senior amortizing note due April 1, 2017 (each an “Amortizing Note”) that has an initial principal amount of $4.1266 per Amortizing Note, bears interest at a rate of 7.75% per annum and has a final scheduled installment payment date of April 1, 2017.

The prepaid common stock purchase contracts were accounted for as additional paid-in capital totaling $240.0 million. As of December 31, 2014, the Amortizing Notes were recorded as long-term debt totaling $40.5 million, of which $15.3 million was classified as current notes payable.

Each prepaid common stock purchase contract will automatically settle on April 1, 2017, unless settled earlier: (1) at the holder’s option, upon which we will deliver shares of our common stock, based on the applicable settlement rate and applicable market value of our stock as determined under the purchase contract; or (2) at our option, upon which we will deliver shares of our common stock, based upon the stated maximum settlement rate of 3.5562 shares per Unit, subject to adjustment. Potential dilutive common shares that may be issued for the settlement of the common stock purchase contracts totaled 40.9 million at December 31, 2014, based on the maximum number of shares issuable per Unit. The potential minimum number of shares issuable is 33.4 million, which represents 2.9030 per Unit. The maximum and minimum settlement rates for the Units are subject to adjustment for certain dilutive events.

North Ocean Financing

NO 105

On September 30, 2010, MII, as guarantor, and North Ocean 105 AS, in which we have a 75% ownership interest, as borrower, entered into a financing agreement to finance a portion of the construction costs of the NO105. The agreement provides for borrowings of up to $69.4 million, bearing interest at 2.76% per year, and requires principal repayment in 17 consecutive semi-annual installments, which commenced on October 1, 2012. Borrowings under the agreement are secured by, among other things, a pledge of all of the equity of North Ocean 105 AS, a mortgage on the NO 105, and a lien on substantially all of the other assets of North Ocean 105 AS. MII unconditionally guaranteed all amounts to be borrowed under the agreement. As of December 31, 2014 and December 31, 2013, there was $49.0 million and $57.2 million, respectively, in borrowings outstanding under this agreement, of which (as of each date) approximately $8.2 million was classified as current notes payable.

NO 102

In December 2009, JRMSA entered into a vessel-owning joint venture transaction with Oceanteam ASA and, as a result, we have included notes payable of these entities on our consolidated balance sheets. JRMSA had guaranteed approximately 50% of this debt based on its ownership percentages in the vessel-owning companies. The outstanding debt bore interest at a rate equal to the three-month LIBOR (which was subject to reset every three months) plus a margin of 3.315%.  JRMSA exercised its option to purchase Oceanteam ASA’s 50% ownership interest in the vessel-owing companies in December 2014 for $32.9 million (see Note 2). As of December 31, 2013, we reported consolidated notes payable of $31.4 million on our consolidated balance sheet, all of which was classified as current notes payable and paid in full in early 2014.

Unsecured Bilateral Letters of Credit and Bank Guarantees

In 2012, McDermott Middle East, Inc. and MII executed a general reimbursement agreement in favor of a bank located in the UAE relating to issuances of bank guarantees in support of contracting activities in the Middle East and India. As of December 31, 2014 and December 31, 2013, bank guarantees issued under these arrangements totaled $56.2 million and $55.8 million, respectively. In 2007 and in 2012, JRMSA and MII executed general unsecured reimbursement agreements in favor of three institutions that were lenders under the Former Credit Agreement relating to issuances of letters of credit in support of contracting activities, primarily in Asia and the Middle East. Letters of credit issued under two of these arrangements have either been replaced by letters of credit under the LC Facility or cash collateralized. The letters of credit issued under these arrangements totaled $39.8 million as of December 31, 2013. There were no letters of credit issued under these arrangements as of December 31, 2014. -

On April 20, 2012, McDermott and one of its wholly owned subsidiaries, McDermott Australia Pty. Ltd. (“McDermott Australia”), entered into a secured Letter of Credit Reimbursement Agreement (the “Reimbursement Agreement”) with Australia and New Zealand Banking Group Limited (“ANZ”). In accordance with the terms of the Reimbursement Agreement, ANZ issued letters of credit in the aggregate amount of approximately $109.0 million to support McDermott Australia’s performance obligations under contractual arrangements relating to a field development project. The obligations of McDermott and McDermott Australia under the Reimbursement Agreement are secured by McDermott Australia’s interest in the contractual arrangements and certain related assets.

During the year ended December 31, 2014, we replaced these letters of credit with letters of credit and cash collateralized letters of credit under the LC Facility.

Surety Bonds

In 2012 and 2011, MII executed general agreements of indemnity in favor of surety underwriters based in Mexico relating to surety bonds issued in support of contracting activities of J. Ray McDermott de Mèxico, S.A. de C.V. and McDermott, Inc., both subsidiaries of MII. As of December 31, 2014 and December 31, 2013, bonds issued under these arrangements totaled $52.5 million and $43.5 million, respectively. In October 2013, MII executed general agreements of indemnity in favor of surety underwriters relating to surety bonds in support of vessels operating in Brazil. The project requiring these bonds was completed during the year ended December 31, 2014, allowing us to cancel the outstanding bonds. Accordingly, as of December 31, 2014, there were no bonds issued under these arrangements. As of December 31, 2013, the bonds issued under these arrangements totaled $106.3 million.

Long-term debt and notes payable obligations

A summary of our long-term debt obligations are as follows:

	December 31, 2014	December 31, 2013
	(In thousands)
Long-term debt consists of:
Senior Notes	$500,000	$—
Term Loan	298,500	—
NO 105 Construction Financing	49,019	57,189
Amortizing Notes	40,483	—
Capital lease obligation	2,802	—
Other financing	743	—
NO 102 Construction Financing	—	31,373
	$891,547	$88,562
Less: Amounts due within one year	27,026	39,543
Total long-term debt	$864,521	$49,019

Maturities of long-term debt during the five years subsequent to December 31, 2014 are as follows:

(In thousands)
2015	$27,026
2016	28,274
2017	20,558
2018	11,616
2019	295,903
Thereafter	508,170
Total	$891,547

NOTE 4—PENSION PLANS AND POSTRETIREMENT BENEFITS

Although we currently provide retirement benefits for most of our U.S. employees through sponsorship of the McDermott Thrift Plan (see “Defined Contribution Plans” below), some of our longer-term U.S. employees and former employees are entitled to retirement benefits under the McDermott (U.S.) Retirement Plan, a non-contributory qualified defined benefit pension plan (the “McDermott Plan”), and several non-qualified supplemental defined benefit pension plans. The McDermott Plan and the non-qualified supplemental defined benefit pension plans are collectively referred to herein as the “Domestic Plans.” The McDermott Plan has been closed to new participants since 2006, and benefit accruals under the McDermott Plan were frozen completely in 2010.

We also sponsor a defined benefit pension plan established under the laws of the Commonwealth of the Bahamas, the J. Ray McDermott, S.A. Third Country National Employees Pension Plan (the “TCN Plan”) which provides retirement benefits for certain of our current and former foreign employees. Effective August 1, 2011, new entry into the TCN Plan was closed, and effective December 31, 2011, benefit accruals under the TCN Plan were frozen. Effective January 1, 2012, we established a new global defined contribution plan to provide retirement benefits to non-U.S. expatriate employees who may have otherwise obtained benefits under the TCN Plan.

Retirement benefits under the McDermott Plan and the TCN Plan are generally based on final average compensation and years of service, subject to the applicable freeze in benefit accruals under the plans. Our funding policy is to fund the plans as recommended by the respective plan actuaries and in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable law. The Pension Protection Act of 2006 (“PPA”) amended ERISA and modified the funding requirements for certain defined benefit pension plans including the McDermott Plan. Funding provisions under the PPA accelerated funding requirements are applicable to the McDermott Plan to ensure full funding of benefits accrued.

As described in Note 1, we elected to change our accounting method for recognizing actuarial gains and losses for our pension and other postretirement benefit plans. Accordingly, we have made revisions to previously disclosed amounts, specifically net periodic benefit cost and accumulated other comprehensive income (loss), where certain amounts have been reclassified to retained earnings.

	Domestic Plans		TCN Plan
	Year Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$583,421	$615,361	$40,396	$48,009
Interest cost	26,972	23,996	1,900	1,867
Actuarial loss (gain)	36,885	(25,137)	4,438	(5,860)
Terminated Vested Employees Lump Sum Settlement (1)	(54,551)	—	—	—
Curtailments and other adjustments	—	3,850	—	(621)
Benefits paid	(36,095)	(34,649)	(2,749)	(2,999)
Benefit obligation at end of year	$556,632	$583,421	$43,985	$40,396
Change in plan assets:
Fair value of plan assets at beginning of year	567,801	605,892	43,483	39,039
Actual return on plan assets	73,114	(4,982)	1,372	6,943
Company contributions	1,552	1,540	—	500
Terminated Vested Employees Lump Sum Settlement(1)	(54,551)	—	—	—
Benefits paid	(36,095)	(34,649)	(2,749)	(2,999)
Fair value of plan assets at end of year	551,821	567,801	42,106	43,483
Funded status	$(4,811)	$(15,620)	$(1,879)	$3,087
Amounts recognized in balance sheet consist of:
Other Assets	$12,685	$598	$—	$3,087
Accrued pension liability—current	(1,519)	(1,519)	—	—
Pension liability	(15,977)	(14,699)	(1,879)	—
Accrued benefit liability	(17,496)	(16,218)	(1,879)	—
Net (Liability)/ Asset	$(4,811)	$(15,620)	$(1,879)	$3,087

(1)

During the year ended December 31, 2014 we offered our former employees with vested pension benefits under the McDermott Plan a one-time voluntary opportunity, for a six-week period, to receive the value of their pension benefit as a lump-sum payment. This program resulted in a $54.6 million release of pension liability and a corresponding decrease in plan assets.

	Domestic Plans		TCN Plan
	Year Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Supplemental information:
Plans with accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$556,632	$583,421	$43,985	$40,396
Accumulated benefit obligation	$556,632	$583,421	$43,985	$40,396
Fair value of plan assets	$551,821	$567,801	$42,106	$43,483

Assumptions

	Domestic Plans		TCN Plan
	2014	2013	2014	2013
Weighted average assumptions used to determine net periodic benefit obligations at December 31:
Discount rate	4.0%	4.8%	3.80%	4.8%
Rate of compensation increase	N/A	N/A	N/A	N/A

	Domestic Plans			TCN Plan
	Year Ended			Year Ended
	December 31,			December 31,
	2014	2013	2012	2014	2013	2012
	(In thousands)
Supplemental information:
Components of periodic benefit cost:
Interest cost	$26,972	$23,996	$26,521	$1,900	$1,867	$1,843
Expected return on plan assets	(27,501)	(38,306)	(35,809)	(2,961)	(2,602)	(2,443)
Current period (gain) loss	(8,728)	22,002	19,580	6,027	(10,822)	3,998
Net periodic benefit (gain) cost	$(9,257)	$7,692	$10,292	$4,966	$(11,557)	$3,398

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:
Discount rate	4.80%	4.00%	4.80%	4.80%	4.00%	4.80%
Expected return on plan assets	5.00%	6.50%	6.50%	6.90%	6.90%	6.90%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

As of December 31, 2014, we reassessed the assumptions for expected rates of return on plan assets based on current conditions and our investment strategies, resulting in a reduction of the rate of return to 5.0% for the Domestic Plans with no change to the 6.9%rate of return for the TCN Plan. The expected rate of return is determined to be the weighted average of the nominal returns based on the weightings of the asset classes within the McDermott Trust and TCN Trust investment portfolios. In setting these rates, we used a building-block approach. Historic real return trends for the various asset classes in both investment portfolios were combined with anticipated future market conditions to estimate the real rate of return for each class. These rates were then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.

Investment Goals

General

The investment goals of the McDermott Trust and the trust underlying the TCN Plan (“TCN Trust”) are generally to provide for the solvency of the respective plans and fulfillment of pension obligations over time, and to maximize long-term investment return consistent with a reasonable level of risk. Asset allocations within the McDermott Trust and TCN Trust are reviewed periodically and rebalanced, if appropriate, to ensure the continued conformance to the investment goals, objectives and strategies. Both the McDermott Trust and the TCN Trust employ a professional investment advisor and a number of professional investment managers whose individual benchmarks are, in the aggregate, consistent with the applicable trust’s overall investment objectives.

The specific goals of each investment manager are set out in the investment policy adopted by the investment committee for the respective trust, but, in general, the goals are (1) to perform in line with (in the case of passive accounts) or outperform (for actively managed accounts) the benchmark selected and agreed upon by the manager and the trust, and (2) to display an overall level of risk in its portfolio that is consistent with the risk associated with the agreed upon benchmark. The estimated allocations discussed below are periodically reviewed to assess the appropriateness of the particular funds in which they are invested, and these estimated allocations are subject to change.

The performance of each investment manager’s portfolio is periodically measured against commonly accepted benchmarks, including the individual investment manager’s benchmarks. In evaluating investment manager performance, consideration is also given to personnel, strategy, research capabilities, organizational and business matters, adherence to discipline and other qualitative factors that may impact the ability to achieve desired investment results.

The following is a summary of the asset allocations at December 31, 2014 and 2013 by asset category. The estimated allocation for 2015, by asset class, is expected to remain approximately the same as the year ended December 31, 2014.

	Domestic Plans		TCN Plan
	2014	2013	2014	2013
Asset Category:
Fixed Income	85%	85%	28%	25%
Equity Securities	15%	15%	72%	75%
Total	100%	100%	100%	100%

Fair Value

The following is a summary of total investments for our plans, measured at fair value at December 31, 2014 and 2013.

	12/31/2014	Level 1	Level 2	Level 3
	(In thousands)
Pension Benefits:
Fixed Income	$471,704	$64,575	$402,116	$5,013
Equities	$110,267	109,781	486	—
Cash and Accrued Items	$11,956	11,956	—	—
Total Investments	$593,927	$186,312	$402,602	$5,013

	12/31/2013	Level 1	Level 2	Level 3
	(In thousands)
Pension Benefits:
Fixed Income	$479,529	$58,556	$417,204	$3,769
Equities	$119,669	31,687	87,982	—
Cash and Accrued Items	$12,086	12,086	—	—
Total Investments	$611,284	$102,329	$505,186	$3,769

Changes in Level 3 Instrument

The following is a summary of the changes in our Level 3 fixed income instruments measured on a recurring basis for the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
	(In thousands)
Balance at beginning of period	$3,769	$1,576
Purchases, net	1,347	2,120
Total unrealized gains (loss)	(103)	73
Balance at end of period	$5,013	$3,769

Cash Flows

Cash Flows
	Domestic Plans	TCN Plan
	(In thousands)
Expected employer contributions to trusts of defined benefit plans:
2015	—	—
Expected benefit payments:
2015	$37,344	$2,379
2016	$37,288	$2,799
2017	$37,060	$2,690
2018	$36,887	$2,498
2019	$36,633	$2,604
2020-2024	$178,455	$11,540

Defined Contribution Plans

We provide retirement benefits for most of our U.S. employees through the McDermott Thrift Plan, a qualified defined contribution plan with a Code section 401(k) feature (the “Thrift Plan”). The Thrift Plan generally provides for matching employer contributions of 50% of participants’ contributions up to 6% of compensation and unmatched employer cash contributions equal to 3% of participants’ base pay, plus overtime pay, expatriate pay and commissions, which we refer to collectively as “thriftable earnings.” Amounts charged to expense for employer contributions under the Thrift Plan totaled approximately $3.9 million, $6.4 million and $6.8 million in the years ended December 31, 2014, 2013 and 2012, respectively.

We provide retirement benefits for some of our international employees through the McDermott Global Defined Contribution Plan (the “Global Thrift Plan”), a defined contribution plan established on January 1, 2012 and operated under Luxembourg law. The Global Thrift Plan generally provides for matching employer contributions of 50% of participants’ contributions up to 6% of base salary and unmatched employer cash contributions equal to 3% of participants’ base salary. Amounts charged to expense for employer contributions under the Global Thrift Plan totaled approximately $1.2 million, $1.6 million and $1.6 million in the years ended December 31, 2014, 2013 and 2012, respectively.

We also provide benefits under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (“Deferred Compensation Plan”), which is a non-qualified defined contribution plan. Expense associated with the Deferred Compensation Plan was not material to the consolidated financial statements for the years presented.

NOTE 5—INVESTMENTS

As of December 31, 2014, we had investments with a fair value of $3.9 million. Our investment portfolio consists of investments in commercial paper and mutual funds. Our investments are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). During the year ended December 31, 2013, we recognized other than temporary impairment of $1.6 million on the asset-backed securities and collateralized mortgage obligations. Our net unrealized gain on investments was $0.2 million as of December 31, 2014 and December 31, 2013.

As of December 31, 2014, investments in commercial paper were classified as short-term and were included in other current assets in the consolidated balance sheet.

The following is a summary of our available-for-sale securities:

	Year Ended December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
	(In thousands)
Mutual funds(1)	$1,975	$241	$2,216
Commercial paper(2)	1,699	—	$1,699
	$3,674	$241	$3,915

	Year Ended December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
	(In thousands)
Mutual funds(1)	$1,975	$198	$2,173
Commercial paper(2)	3,699	—	$3,699
Asset-backed securities and collateralized mortgage obligations(3)(4)(5)	7,599	40	$7,639
	$13,273	$238	$13,511

(1)	Various U.S. equities and other investments managed under mutual funds.
(2)	Commercial paper with maturities less than one year.
(3)	Included in our asset-backed securities and collateralized mortgage obligations is approximately $5.6 million of commercial paper secured by mortgage-backed securities.
(4)	Asset-backed and mortgage-backed securities with maturities of up to 26 years.
(5)	Asset-backed and mortgage-backed securities and collateralized mortgage obligations is net of a $1.6 million impairment that was recognized in the year ended December 31, 2013.

Proceeds, gross realized gains and gross realized losses from sales and maturities of available-for-sale securities were as follows:

	Proceeds	Gross Realized Gains	Gross Realized Losses
	(In thousands)
Year Ended December 31, 2014	$12,978	$—	$(326)
Year Ended December 31, 2013	$43,959	$—	$—
Year Ended December 31, 2012	$191,298	$—	$—

NOTE 6—DERIVATIVE FINANCIAL INSTRUMENTS

We enter into derivative financial instruments primarily to hedge certain firm purchase or sale commitments and forecasted transactions denominated in foreign currencies. We record these contracts at fair value on our consolidated balance sheets. Depending on the hedge designation at the inception of the contract, the related gains and losses on these contracts are either: (1) deferred as a component of AOCI until the hedged item is recognized in earnings; (2) offset against the change in fair value of the hedged firm commitment through earnings; or (3) recognized immediately in earnings. At inception and on an ongoing basis, we assess the hedging relationship to determine its effectiveness in offsetting changes in cash flows or fair value attributable to the hedged risk. We exclude from our assessment of effectiveness the portion of the fair value of the forward contracts attributable to the difference between spot exchange rates and forward exchange rates. The ineffective portion of a derivative’s change in fair value and any portion excluded from the assessment of effectiveness are immediately recognized in earnings. Gains and losses on derivative financial instruments that are immediately recognized in earnings are included as a component of gain (loss) on foreign currency-net in our consolidated statements of operations. At December 31, 2014, we had designated the majority of our foreign currency forward contracts as cash flow hedging instruments.

As of December 31, 2014, we had deferred approximately $82.8 million of net losses on these derivative financial instruments in AOCI, and we expect to reclassify approximately $61.9 million of the net deferred losses out of AOCI by December 31, 2015.

As of December 31, 2014, the majority of our derivative financial instruments consisted of foreign currency forward contracts. The notional value of our outstanding derivative contracts totaled $844.3 million at December 31, 2014, with maturities extending to October 2017. Of this amount, approximately $534.4 million is associated with various foreign currency expenditures we expect to incur on one of our ASA segment EPCI projects. These instruments consist of contracts to purchase or sell foreign-denominated currencies. As of December 31, 2014, the fair value of these contracts was in a net liability position totaling $46.9 million. The fair value of outstanding derivative instruments is determined using observable financial market inputs, such as quoted market prices, and is classified as Level 2 in nature.

The following tables summarize our derivative financial instruments:

Asset and Liability Derivatives

	December 31, 2014	December 31, 2013
	(in thousands)
Derivatives Designated as Hedges:
Location:
Accounts receivable-other	$1,173	$11,641
Other assets	16	1,647
Total asset derivatives	$1,189	$13,288

Accounts payable	$32,431	$20,209
Other liabilities	15,670	21,846
Total liability derivatives	$48,101	$42,055

The Effects of Derivative Instruments on our Financial Statements

	December 31,
	2014	2013
	(in thousands)
Derivatives Designated as Hedges:
Amount of gain/(loss) recognized in AOCI	$(65,503)	$(52,781)
Income (loss) reclassified from AOCI into income: effective portion
Location
Cost of operations	$26,418	$1,715
Gain(loss) recognized in income (loss): ineffective portion and amount excluded from effectiveness testing
Location
Gain (loss) on foreign currency—net	$6,910	$13,247

Credit Risk

In the event of nonperformance by counterparties to our derivative financial instruments, we may be exposed to credit-related losses. However, when possible, we enter into International Swaps and Derivative Association agreements with our derivative counterparties to mitigate this risk. We also attempt to mitigate this risk by using highly-rated major financial institutions as counterparties. Our derivative counterparties have the benefit of the same collateral arrangements and covenants as described under our Credit Agreement.

NOTE 7—FAIR VALUES OF FINANCIAL INSTRUMENTS

The valuation methodologies we use to measure the fair values of our derivatives and available-for-sale securities are as follows:

Derivatives

Level 2 derivative assets and liabilities primarily include over-the-counter forward contracts, largely consisting of foreign currency derivative instruments. Where applicable, the value of these derivative assets and liabilities is computed by discounting the projected future cash flow amounts to present value using market-based observable inputs, including foreign exchange forward and spot rates, interest rates and counterparty performance risk adjustments.

At December 31, 2014, we had forward contracts outstanding to purchase or sell foreign currencies with a total notional value of $844.3 million and a total liability position fair value of $46.9 million.

Available-for-Sale Securities

The following is a summary of our available-for-sale securities measured at fair value:

	December 31, 2014
	Total	Level 1	Level 2	Level 3
	(in thousands)
Mutual funds(1)	$2,216	$—	$2,216	$—
Commercial paper	1,699	—	1,699	—

Total	$3,915	$—	$3,915	$—

	December 31, 2013
	Total	Level 1	Level 2	Level 3
	(in thousands)
Mutual funds(1)	$2,173	$—	$2,173	$—
Commercial paper	3,699	—	3,699	—
Asset-backed securities and collateralized mortgage obligations(2)	7,639	—	2,082	5,557

Total	$13,511	$—	$7,954	$5,557
(1)	Various U.S. equities and other investments managed under mutual funds
(2)	Asset-backed and mortgage-backed securities with maturities of up to 26 years

Our Level 2 investments consist primarily of commercial paper, asset-backed commercial paper notes backed by a pool of mortgage-backed securities and mutual funds. The fair value of our Level 2 investments was determined using a market approach which is based on quoted prices and other information for similar or identical instruments.

Our Level 3 investment consists of asset-backed commercial paper notes backed by a pool of mortgage-backed securities. The fair value of this Level 3 investment was based on the calculation of an overall weighted-average valuation, using the prices of the underlying individual securities. Individual securities in the pool were valued based on market observed prices, where available. If market prices were not available, prices of similar securities backed by similar assets were used.

Changes in Level 3 Instrument

The following is a summary of the changes in our Level 3 instrument measured on a recurring basis for the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
	(in thousands)
Balance at beginning of period	$5,557	$6,343
Total realized and unrealized gains (losses)	(375)	484
Sales and principal repayments	(5,182)	(1,270)
Balance at end of period	$—	$5,557

Other Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosures for our other financial instruments:

Cash and cash equivalents and restricted cash and cash equivalents. The carrying amounts that we have reported in the accompanying consolidated balance sheets for cash, cash equivalents and restricted cash and cash equivalents approximate their fair values and are classified as Level 1 within the fair value hierarchy.

Short-term and long-term debt. The fair value of debt instruments is classified as Level 2 within the fair value hierarchy and is valued using a market approach based on quoted prices for similar instruments traded in active markets. Where quoted prices are not available, the income approach is used to value these instruments based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms.

Forward contracts. The fair value of forward contracts is classified as Level 2 within the fair value hierarchy and is valued using observable market parameters for similar instruments traded in active markets. Where quoted prices are not available, the income approach is used to value forward contracts, which discounts future cash flows based on current market expectations and credit risk.

The estimated fair values of certain of our financial instruments are as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Balance Sheet Instruments
Cash and cash equivalents	$665,309	$665,309	$118,702	$118,702
Restricted cash and cash equivalents	$187,585	$187,585	$23,652	$23,652
Investments	$3,915	$3,915	$13,511	$13,511
Debt	$(891,547)	(737,980)	$(88,562)	$(90,005)
Forward contracts	$(46,912)	$(46,912)	$(28,767)	$(28,767)

See Note 1 “Basis of Presentation and Significant Accounting Policies—Impairment Review,” for a description of significant Level 3 inputs used in development of fair value of nonfinancial assets during the year ended December 31, 2014.

NOTE 8—STOCK-BASED COMPENSATION

Equity instruments are measured at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. Compensation expense is based on awards we expect to ultimately vest. Therefore, we have reduced compensation expense for estimated forfeitures based on our historical forfeiture rates. Our estimate of forfeitures is determined at the grant date and is revised if our actual forfeiture rate is materially different from our estimate.

Total compensation expense recognized for the years ended December 31, 2014, 2013 and 2012 was as follows:

	December 31,
	2014	2013	2012
	(In thousands)
Stock options	$1,747	$4,321	$3,984
Restricted stock and restricted stock units	14,417	12,326	6,880
Performance shares	352	4,453	4,505
Total	$16,516	$21,100	$15,369

Included in stock-based compensation expense, net is a reversal of prior recognized expense resulting from personnel severance arrangements of $2.0 million for the year ended December 31, 2014, which is reflected in restructuring expenses in the consolidated statement of operations.

As of December 31, 2014, total unrecognized estimated compensation expense related to nonvested awards was $26.8 million.

The components of the total gross unrecognized estimated compensation expense and their expected remaining weighted-average periods for expense recognition are as follows (amounts in thousands; periods in years):

	Amount	Weighted-Average Period
Stock options	$1,457	1.1
Restricted stock and restricted stock units	$21,164	2.1
Performance shares	$4,140	1.9

Stock Plans

2014 McDermott International, Inc. Long-Term Incentive Plan

In May 2014, our shareholders approved the 2014 LTIP. Members of the Board of Directors, officers, employees and consultants are eligible to participate in the plan. The Compensation Committee of the Board of Directors selects the participants for the plan. The plan provides for a number of forms of stock-based compensation, including incentive and non-qualified stock options, restricted stock, restricted stock units and performance shares and performance share units, subject to satisfaction of specific performance goals. Shares approved under the 2009 McDermott International, Inc. Long-Term Incentive Plan (the “2009 LTIP”) that were not awarded as of the date of approval of the 2014 LTIP, or shares that are subject to awards that are cancelled, terminated, forfeited, expired or settled in cash in lieu of shares, are available for issuance under the 2014 LTIP. As part of the approval of the 2014 LTIP, 6,600,000 shares were authorized for issuance.

2009 McDermott International, Inc. Long-Term Incentive Plan

We no longer issue awards under the 2009 LTIP. Members of the Board of Directors, executive officers and key employees were eligible to participate in the plan. The Compensation Committee of the Board of Directors selected the participants for the plan. The plan provided for a number of forms of stock-based compensation, including incentive and non-qualified stock options, restricted stock, restricted stock units and performance shares and performance units, subject to satisfaction of specific performance goals. Shares approved under the 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”) that were not awarded as of the date of approval of the 2009 LTIP, or shares that were subject to awards that were cancelled, terminated, forfeited, expired or settled in cash in lieu of shares, were available for issuance under the 2009 LTIP. As part of the approval of the 2009 LTIP, 9,000,000 shares were authorized for issuance. Options to purchase shares were granted at the fair market value (closing trading price) on the date of grant, became exercisable at such time or times as determined when granted and expired not more than seven years after the date of grant.

2001 Directors and Officers Long-Term Incentive Plan

We no longer issue awards under the 2001 LTIP. Members of the Board of Directors, executive officers, key employees and consultants were eligible to participate in the 2001 LTIP. The Compensation Committee of the Board of Directors selected the participants for the plan. The plan provided for a number of forms of stock-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units, performance shares and performance units, subject to satisfaction of specific performance goals. Options to purchase shares were granted at not less than 100% of the fair market value (average of the high and low trading price) on the date of grant, became exercisable at such time or times as determined when granted and expire not more than seven years after the date of the grant. Options granted prior to May 2009 expire not more than ten years after the date of the grant. Shares of common stock available to be awarded under the 2001 LTIP are available under the terms of the 2009 LTIP and have been included in the amount available for grant discussed above.

Thrift Plan

On November 12, 1991, 15,000,000 of the authorized and unissued shares of common stock were reserved for issuance for the employer match to the Thrift Plan. On October 11, 2002, an additional 15,000,000 of the authorized and unissued shares of common stock were reserved for issuance for the employer match to the Thrift Plan. Those employer matching contributions equal 50% of the first 6% of compensation, as defined in the Thrift Plan, contributed by participants, and fully vest and are nonforfeitable after three years of service or upon retirement, death, involuntary termination of employment due to reduction in force or approved disability. Effective June 2010, we began making employer matching contributions in cash, in lieu of shares of common stock. Accordingly, there were no shares issued under the Thrift Plan during the years ended December 31, 2014, 2013 and 2012.

In the event of a change in control of our company, all of these stock-based compensation programs have provisions that may cause restrictions to lapse with respect to restricted stock units and accelerate the exercisability of outstanding options.

Stock Options

The fair value of each option grant was estimated with the following weighted-average assumptions:

	Year Ended December 31,
	2014	2013	2012
Risk-free interest rate	—	0.68%	0.77%
Expected volatility	—	56%	59%
Expected life of the option in years	—	4.60	4.60
Expected dividend yield	—	0.0%	0.0%

The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The expected volatility is based on implied volatility from publicly traded options on our common stock, historical volatility of the price of our common stock and other factors. The expected life of the option is based on observed historical patterns. The expected dividend yield is zero based on the projected annual dividend payment. This amount is zero because we have not paid cash dividends historically and do not expect to pay cash dividends for the foreseeable future, although management continues to review and may elect to change this practice.

The following table summarizes activity for our stock options for the year ended December 31, 2014 (share data in thousands):

	Number of Option Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at beginning of period	3,762	$11.78
Granted	—	—
Exercised	(169)	2.14
Cancelled/expired/forfeited	(300)	12.75
Outstanding at end of period(1)	3,293	$12.18	3.3 Years	$0.0
Exercisable at end of period	2,521	$12.47	2.8 Years	$0.0

(1)	Of the remaining outstanding options at the end of the period, we expect approximately 0.7 million shares underlying the options to vest at a weighted-average exercise price of $11.27.

The aggregate intrinsic value included in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on December 31, 2014. The intrinsic value is calculated as the total number of option shares multiplied by the excess of the closing price of our common stock on the last trading day over the exercise price of the options. This amount changes based on the fair market value of our common stock.

During the years ended December 31, 2014, 2013 and 2012, the total intrinsic value of stock options exercised was $0.9 million, $0.5 million and $1.9 million, respectively. We recorded cash received in the years ended December 31, 2014, 2013 and 2012 from the exercise of these stock options totaling $0.6 million, $0.3 million and $1.4 million, respectively. The weighted-average fair value of the stock options granted in the years ended December 31, 2013 and 2012 was $4.78 and $6.93, respectively. The total fair value of shares vested during the years ended December 31, 2014, 2013 and 2012 was $4.4 million, $3.7 million and $3.6 million, respectively.

There were no tax benefits realized related to stock options exercised during the years ended December 31, 2014, 2013 and 2012.

Restricted Stock and Restricted Stock Units

Nonvested restricted stock and restricted stock units and changes during the year ended December 31, 2014 were as follows (share data in thousands):

	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of period	3,767	$9.18
Granted	2,536	7.56
Vested	(1,097)	10.69
Cancelled/forfeited	(558)	8.66
Nonvested at end of period	4,648	$8.00

There were no tax benefits realized related to restricted stock and restricted stock units lapsed during the years ended December 31, 2014 and 2013.

Performance Shares

Nonvested performance share awards and changes during the year ended December 31, 2014 were as follows (share data in thousands):

	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of period	1,168	$13.70
Granted	626	7.76
Vested	—	—
Cancelled/forfeited	(342)	11.97
Nonvested at end of period	1,452	$11.55

NOTE 9—INCOME TAXES

The provision for income taxes consisted of:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Other than U.S.:
Current	$21,619	$54,410	$125,402
Deferred	(1,546)	(5,359)	3,802
Total provision for income taxes	$20,073	$49,051	$129,204

The geographic sources of income before income taxes are as follows:

	Year Ended December 31,
	2014	2013		2012
	(In thousands)
U.S.	(31,124)	$(151,904)		$(92,025)
Other than U.S.	(14,197)	(288,955)		422,967
Income before provision for income taxes	$(45,321)	$(440,859	)(1)	$330,942	(1)
(1)	These amounts have been restated to reflect the effect of a pension accounting change, as discussed in Note 1.

The following is a reconciliation of the Panama statutory federal tax rate to the consolidated effective tax rate:

	Year Ended December 31,
	2014	2013		2012
Panama federal statutory rate	25.0%	25.0%		25.0%
Non-Panama operations	3.5%	-16.4%		-4.4%
Valuation allowance for deferred tax assets	-86.6%	-19.1%		14.7%
Audit settlements and reserves	14.2%	-0.9%		3.0%
Other	-0.4%	0.3%		0.7%
Effective tax rate attributable to continuing operations	-44.3%	-11.1%	(1)	39.0	%(1)
(1)	Rate has been updated to reflect the effect of a pension accounting change, as discussed in Note 1. There has been no change in overall provision for income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, as well as operating loss and tax credit carryforwards.

Significant components of deferred tax assets and liabilities were as follows:

	December 31,
	2014	2013
Deferred tax assets:
Pension liability	$10,976	$16,658
Accrued liabilities for incentive compensation	19,015	15,032
Net operating loss carryforward	294,722	259,600
State net operating loss carryforward	21,296	24,679
Long-term contracts	39,817	13,504
Other	1,549	4,936
Total deferred tax assets	387,375	334,409
Valuation allowance for deferred tax assets	(331,589)	(292,388)
Deferred tax assets	$55,786	$42,021

Deferred tax liabilities:
Property, plant and equipment	28,815	19,115
Prepaid drydock	10,280	13,025
Investments in joint ventures and affiliated companies	13,583	8,354
Unrealized exchange gains and other	3,162	3,236
Total deferred tax liabilities	$55,840	$43,730

Net deferred tax liability	$54	$1,709

	December 31,
	2014	2013
Deferred tax assets and liabilities in the accompanying consolidated balance sheets include:
Current deferred tax assets	$7,514	$7,091
Noncurrent deferred tax assets	17,313	16,766
Total	$24,827	$23,857
Current deferred tax liabilities	$19,753	$17,892
Noncurrent deferred tax liabilities	5,128	7,674
Total	$24,881	$25,566
Net deferred tax liability	$54	$1,709

As of December 31, 2014, we had a valuation allowance of $331.6  million for deferred tax assets that we expect cannot be realized through carrybacks, future reversals of existing taxable temporary differences or based on our estimate of future taxable income. We believe that our remaining deferred tax assets will more likely than not be realized through carrybacks, future reversals of existing taxable temporary differences and future taxable income. Any changes to our estimated valuation allowance could be material to our consolidated financial statements.

We have foreign net operating loss carryforwards of $538.3 million available to offset future taxable income in foreign jurisdictions. Of the foreign net operating loss carryforwards, $9.0 million is scheduled to expire in years 2015 to 2017. The foreign net operating losses have a valuation allowance of $127.0 million against the related deferred taxes. We have U.S. federal net operating loss carryforwards of approximately $459.7 million, which includes $16.2 million for which the benefit will be recorded in APIC when realized, and carry a $160.9 million valuation allowance against the related deferred taxes. The U.S. federal net operating loss carryforwards are scheduled to expire in years 2023 to 2034. We have state net operating losses of $409.5 million available to offset future taxable income in states where we operate. The state net operating loss carryforwards are scheduled to expire in years 2015 to 2028. We are carrying a valuation allowance of $21.3 million against the deferred tax asset related to the state loss carryforwards. We also have an approximate $28.1 million valuation allowance against other deferred tax assets.

We have provided $13.0 million of taxes on earnings we intend to remit. All other earnings are considered permanently reinvested. We would be subject to withholding taxes if we were to distribute these permanently reinvested earnings from our U.S. subsidiaries and certain foreign subsidiaries. At December 31, 2014, the undistributed earnings of these subsidiaries were $136.8 million. Unrecognized deferred income tax liabilities, including withholding taxes, of approximately $0.3 million would be payable upon distribution of these earnings.

We conduct business globally and, as a result, we or one or more of our subsidiaries file income tax returns in a number of jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Indonesia, Singapore, Saudi Arabia, Kuwait, India, Azerbaijan and the United States. With few exceptions, we are no longer subject to tax examinations for years prior to 2009.

A reconciliation of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Balance at beginning of period	$40,613	$40,516	$31,664
Increases based on tax positions taken in the current year	3,479	539	10,830
Increases based on tax positions taken in prior years	3,195	3,831	158
Decreases based on tax positions taken in prior years	(863)	(3,688)	(1,465)
Decreases due to lapse of applicable statute of limitation	(12,318)	(585)	(671)
Balance at end of period	$34,106	$40,613	$40,516

The entire balance of unrecognized tax benefits at December 31, 2014 would reduce our effective tax rate if recognized.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2014, we had recorded liabilities of approximately $15.1 million for the payment of tax-related interest and penalties. At December 31, 2013 and 2012, we had recorded liabilities of approximately $15.4 million and $15.3 million, respectively, for the payment of tax-related interest and penalties.

NOTE 10—EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income attributable to McDermott International, Inc. by the weighted average number of common shares outstanding during the period. Diluted earnings per share equals net income attributable to McDermott International, Inc. divided by the weighted average common shares outstanding adjusted for the dilutive effect of our stock–based awards.

The diluted earnings per share calculation excludes 3.1 million, 3.2 million and 1.8 million shares underlying outstanding stock-based awards for the years ended December 31, 2014, 2013 and 2012, respectively, as they were antidilutive.

Potential dilutive common shares for the settlement of our common stock purchase contracts totaling 30.7 million shares were considered in the calculation of diluted weighted-average shares for year ended December 31, 2014; however, due to our net loss position, those shares have not been reflected below because they would be anti-dilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except share and per share amounts)

Income (loss) from continuing operations less noncontrolling interest	$(75,994)	$(508,868)	$190,968
Income from discontinued operations, net of tax	—	—	3,497
Net income (loss) attributable to McDermott International, Inc.	$(75,994)	$(508,868)	$194,465

Weighted average common shares (basic)	237,229,086	236,514,584	235,638,422
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	—	—	1,981,266
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	237,229,086	236,514,584	237,619,688
Basic earnings (loss) per share
Income (loss) from continuing operations less noncontrolling interest	(0.32)	(2.15)	0.81
Income (loss) from discontinued operations, net of tax	—	—	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.32)	(2.15)	0.83
Diluted earnings (loss) per share:
Income (loss) from continuing operations less noncontrolling interest	(0.32)	(2.15)	0.80
Income (loss) from discontinued operations, net of tax	—	—	0.01
Net income (loss) attributable to McDermott International, Inc.	(0.32)	(2.15)	0.82

NOTE 11—SEGMENT REPORTING

In the first quarter of 2015, we completed changes to our organizational structure which resulted in realignment of our reporting segments. The North Sea and Africa operations were previously aggregated into the MEA operating segment. However, the responsibility for business decisions relating to the North Sea and Africa was moved to our Americas operating segment in the first quarter of 2015. As a result, the North Sea and Africa businesses are now reflected in our Americas segment, now referred to as AEA. All comparable periods presented have been revised to reflect this change. Accordingly, we now report financial results under three reporting segments consisting of (1) AEA, (2) MEA and (3) ASA. We also report certain corporate and other non-operating activities under the heading “Corporate and other,” which primarily reflects corporate personnel and activities, incentive compensation programs and other costs that are generally fully allocated to our reporting segments. However, corporate restructuring costs associated with our corporate reorganization are not allocated to our reporting segments.

We account for intersegment sales at prices that we generally establish by reference to similar transactions with unaffiliated customers. Reporting segments are measured based on operating income, which is defined as revenues reduced by total costs and expenses and equity in loss of unconsolidated affiliates.

1. Information about Operations:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Revenues:
ASA	$937,615	$953,838	$1,575,682
MEA	795,666	1,167,804	1,591,881
AEA	567,608	537,290	474,061
Total revenues(1):	$2,300,889	$2,658,932	$3,641,624

Operating income (loss):
ASA	$55,412	$(72,159)	$236,874
MEA	11,421	(169,224)	138,733
AEA	(49,337)	(215,362)	(68,468)
Corporate	(8,942)	—	—
Total operating income (loss)	$8,554	$(456,745)	$307,139

Capital expenditures:
ASA	$154,735	$117,060	$219,920
MEA	99,974	127,498	29,736
AEA	53,431	22,177	32,699
Corporate and Other	13,047	17,227	3,955
Total capital expenditures(2):	$321,187	$283,962	$286,310

Depreciation and amortization:
ASA	$19,020	$18,693	$23,797
MEA	31,876	31,699	31,119
AEA	34,494	26,788	24,589
Corporate and Other	7,795	7,400	6,935
Total depreciation and amortization:	$93,185	$84,580	$86,440

Drydock amortization
ASA	$6,255	$8,917	$9,487
MEA	2,011	2,133	2,489
AEA	11,453	7,417	13,569
Total drydock amortization	$19,719	$18,467	$25,545

(1)	Intercompany transactions were not significant for the years ended December 31, 2014, 2013 and 2012.
(2)

Total capital expenditures represent expenditures for which cash payments were made during the period. Capital expenditures for the year ended December 31, 2014 include $27.0 million of cash payments for accrued capital expenditures outstanding at December 31, 2013. Capital expenditures for the year ended December 31, 2013 exclude approximately $48.3 million in accrued capital expenditures. There were no accrued capital expenditures for the year ended December 31, 2012.

2. Information about our most significant Customers

Our customers, which significantly impacted our segments during the years ended December 31, 2014, 2013 and 2012, were as follows:

	% of
	Consolidated	Reportable
	Revenues	Segment
Year Ended December 31, 2014:
Saudi Aramco	27%	MEA
Inpex Operations Australia Pty Ltd.	25%	ASA
Year Ended December 31, 2013:
Saudi Aramco	25%	MEA
Azerbaijan International Oil Company	13%	MEA
Year Ended December 31, 2012:
Exxon Mobil Corporation	24%	ASA
Saudi Aramco	22%	MEA
BHP Billiton Petroleum Pty Ltd.	10%	ASA

3. Information about our Service Lines and Operations in Different Geographic Areas:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Service line revenues:
Installation Operations	$1,041,525	$1,155,516	$1,885,143
Fabrication Operations	266,854	370,854	487,215
Project Services and Engineering
Operations	314,776	341,084	337,774
Procurement Activities	677,734	791,478	931,492
	$2,300,889	$2,658,932	$3,641,624

Geographic revenues:
Saudi Arabia	$616,659	$720,879	$1,057,930
Australia	614,164	481,123	1,485,503
Brazil	290,561	176,475	87,597
Indonesia	150,205	144,538	—
United States	148,606	126,986	119,785
Mexico	130,642	117,813	55,974
Azerbaijan	111,382	345,742	268,419
Malaysia	98,004	329,689	67,553
United Arab Emirates	57,249	19,528	156,395
Other countries	83,417	196,159	342,468
	$2,300,889	$2,658,932	$3,641,624

4. Information about our Segment Assets and Property, Plant and Equipment by Country:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Segment assets:
ASA	$601,394	$1,030,823	$1,402,923
MEA	990,671	1,116,916	1,006,284
AEA	979,310	535,326	536,734
Corporate and Other	872,582	124,306	387,686
Total assets	$3,443,957	$2,807,371	$3,333,627

Property, plant and equipment, net(1):
Brazil	$458,199	$192,101	$52,955
United Arab Emirates	306,320	145,635	110,292
Mexico	245,226	96,830	61,390
Singapore	219,570	306,948	324,106
Indonesia	189,064	154,630	144,322
Spain	154,078	94,917	15,159
United States	46,537	54,647	201,815
Saudi Arabia	20,561	191,400	102,334
Australia	—	14	212,955
Malaysia	—	240,042	—
Other countries	3,541	1,513	56,463
Total property, plant and equipment, net	$1,643,096	$1,478,677	$1,281,791

(1)	Our marine vessels are included in the country in which they were located as of year-end.

5. Information about our Unconsolidated Affiliates:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Equity in loss of unconsolidated affiliates:
ASA	$(10,009)	$(10,738)	$(10,123)
AEA	4,829	(4,275)	(6,016)
MEA	(2,668)	(1,103)	(580)
	$(7,848)	$(16,116)	$(16,719)

Investments in unconsolidated affiliates:
ASA	$35,722	$49,423
AEA	1,598	120
Corporate	866	993
Total investments in unconsolidated affiliates	$38,186	$50,536
Our consolidated balance sheets include accounts receivable attributable to our unconsolidated affiliates of approximately $20.1 million and $36.2 million as of December 31, 2014 and 2013, respectively.

NOTE 12—COMMITMENTS AND CONTINGENCIES

Investigations and Litigation

On or about August 23, 2004, a declaratory judgment action entitled Certain Underwriters at Lloyd’s London, et al. v. J. Ray McDermott, Inc. et al., was filed by certain underwriters at Lloyd’s, London and Threadneedle Insurance Company Limited (the

“London Insurers”), in the 23rd Judicial District Court, Assumption Parish, Louisiana, against MII, J. Ray McDermott, Inc. (“JRMI”) and two insurer defendants, Travelers and INA, seeking a declaration that the London Insurers have no obligation to indemnify MII and JRMI for certain bodily injury claims, including claims for asbestos and welding rod fume personal injury which have been filed by claimants in various state courts. Additionally, Travelers filed a cross-claim requesting a declaration of non-coverage in approximately 20 underlying matters. This proceeding was stayed by the Court on January 3, 2005. We do not believe an adverse judgment or material losses in this matter are probable, and, accordingly, we have not accrued any amounts relating to this contingency. Although there is a possibility of an adverse judgment, the amount or potential range of loss is not estimable at this time. The insurer-plaintiffs in this matter commenced this proceeding in a purported attempt to obtain a determination of insurance coverage obligations for occupational exposure and/or environmental matters for which we have given notice that we could potentially seek coverage. Because estimating losses would require, for every matter, known and unknown, on a case by case basis, anticipating what impact on coverage a judgment would have and a determination of an otherwise expected insured value, damages cannot be reasonably estimated.

On December 16, 2005, a proceeding entitled Antoine, et al. vs. J. Ray McDermott, Inc., et al. (“Antoine Suit”), was filed in the 24th Judicial District Court, Jefferson Parish, Louisiana, by approximately 88 plaintiffs against approximately 215 defendants, including our subsidiaries formerly known as JRMI and Delta Hudson Engineering Corporation (“DHEC”), generally alleging injuries for exposure to asbestos, and unspecified chemicals, metals and noise while the plaintiffs were allegedly employed as Jones Act seamen. This case was dismissed by the Court on January 10, 2007, without prejudice to plaintiffs’ rights to refile their claims. On January 29, 2007, 21 plaintiffs from the dismissed Antoine Suit filed a matter entitled Boudreaux, et al. v. McDermott, Inc., et al. (the “Boudreaux Suit”), in the United States District Court for the Southern District of Texas, against JRMI and our subsidiary formerly known as McDermott Incorporated, and approximately 30 other employer defendants, alleging Jones Act seaman status and generally alleging exposure to welding fumes, solvents, dyes, industrial paints and noise. The Boudreaux Suit was transferred to the United States District Court for the Eastern District of Louisiana on May 2, 2007, which entered an order in September 2007 staying the matter until further order of the Court due to the bankruptcy filing of one of the co-defendants. On June 18, 2014, the Boudreaux Suit was voluntarily dismissed without prejudice. On January 29, 2007, another 43 plaintiffs from the dismissed Antoine Suit filed a matter entitled Antoine, et al. v. McDermott, Inc., et al. (the “New Antoine Suit”), in the 164th Judicial District Court for Harris County, Texas, against JRMI, our subsidiary formerly known as McDermott Incorporated and approximately 65 other employer defendants and 42 maritime products defendants, alleging Jones Act seaman status and generally alleging personal injuries for exposure to asbestos and noise. On April 27, 2007, the District Court entered an order staying all activity and deadlines in the New Antoine Suit, other than service of process and answer/appearance dates, until further order of the Court. The New Antoine Suit plaintiffs filed a motion to lift the stay on February 20, 2009, which is pending before the Texas District Court. On April 4, 2014, 20 of the plaintiffs in the New Antoine Suit voluntarily dismissed their claims without prejudice. The remaining plaintiffs seek monetary damages in an unspecified amount and attorneys’ fees. We cannot reasonably estimate the extent of a potential judgment against us, if any, and we intend to vigorously defend this suit.

On August 15, 2013 and August 20, 2013, two separate alleged purchasers of our common stock filed purported class action complaints against us, Stephen M. Johnson and Perry L. Elders in the United States District Court for the Southern District of Texas. Both of the complaints sought to represent a class of purchasers of our stock between November 6, 2012 and August 5, 2013, and alleged, among other things, that the defendants violated federal securities laws by disseminating materially false and misleading information and failing to disclose material information relating to weaknesses in project bidding and execution, poor risk evaluation, poor project management and losses in each of our reporting segments. Each complaint sought relief, including unspecified compensatory damages and an award for attorneys’ fees and other costs. By order dated December 5, 2013, the District Court consolidated the two cases and appointed a lead plaintiff and lead plaintiff’s counsel. The lead plaintiff filed a consolidated amended complaint on February 6, 2014. The consolidated amended complaint asserts substantially the same claims as were made in the two original complaints, with some additional factual allegations, and purports to extend the class period to August 6, 2013. It also seeks relief, including unspecified compensatory damages and an award for attorneys’ fees and other costs. On April 7, 2014, MII and the other defendants filed a motion to dismiss the case. On May 22, 2014, the lead plaintiff filed an opposition to the motion to dismiss, and MII and the other defendants filed a reply in support of the defendants’ motion to dismiss on June 23, 2014. The motion to dismiss is still pending before the District Court. We believe the substantive allegations contained in the consolidated amended complaint are without merit, and we intend to defend against these claims vigorously.

Additionally, due to the nature of our business, we and our affiliates are, from time to time, involved in litigation or subject to disputes or claims related to our business activities, including, among other things:

•	performance—or warranty-related matters under our customer and supplier contracts and other business arrangements; and
•	workers’ compensation claims, Jones Act claims, occupational hazard claims, including asbestos-exposure claims, premises liability claims and other claims.

Based upon our prior experience, we do not expect that any of these other litigation proceedings, disputes and claims will have a material adverse effect on our consolidated financial condition, results of operations or cash flows; however, because of the inherent uncertainty of litigation and, in some cases, the availability and amount of potentially applicable insurance, we can provide no assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material effect on our consolidated financial condition, results of operations or cash flows for the fiscal period in which that resolution occurs.

Environmental Matters

We have been identified as a potentially responsible party at various cleanup sites under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”). CERCLA and other environmental laws can impose liability for the entire cost of cleanup on any of the potentially responsible parties, regardless of fault or the lawfulness of the original conduct. Generally, however, where there are multiple responsible parties, a final allocation of costs is made based on the amount and type of wastes disposed of by each party and the number of financially viable parties, although this may not be the case with respect to any particular site. We have not been determined to be a major contributor of wastes to any of these sites. On the basis of our relative contribution of waste to each site, we expect our share of the ultimate liability for the various sites will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows in any given year.

As of December 31, 2014, we had total environmental reserves of $3.7 million, all which was included in current liabilities. At December 31, 2013, we had total environmental reserves of $6.3 million. Our environmental reserves are primarily reserves related to our Morgan City facility, which we established in connection with our plan to discontinue the utilization of this facility. Inherent in our estimates of environmental reserves are our expectations regarding the levels of contamination and remediation costs, which may vary significantly as remediation activities progress. Accordingly, changes in estimates could result in material adjustments to our operating results, and the ultimate loss may differ materially from the amounts we have provided for in our consolidated financial statements.

Contracts Containing Liquidated Damages Provisions

Some of our contracts contain provisions that require us to pay liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a claim under those provisions. Those contracts define the conditions under which our customers may make claims against us for liquidated damages. In many cases in which we have historically had potential exposure for liquidated damages, such damages ultimately were not asserted by our customers. As of December 31, 2014, it is possible that we may incur liabilities for liquidated damages aggregating approximately $118.5 million, of which approximately $28.0 million has been recorded in our financial statements, based on our actual or projected failure to meet certain specified contractual milestone dates. The dates for which these potential liquidated damages could arise extend to July 2015. We believe we will be successful in obtaining schedule extensions or other customer-agreed changes that should resolve the potential for additional liquidated damages. Accordingly, we believe that no amounts for these potential liquidated damages in excess of the amounts currently reflected in our financial statements are probable of being paid by us. However, we may not achieve relief on some or all of the issues involved and, as a result, could be subject to higher damage amounts.

Contractual Obligations

At December 31, 2014, we had outstanding obligations related to our vessel construction contracts on the CSV 108 and DLV 2000 of approximately $253.8 million, all of which is due in 2015.

Operating Leases

Future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2014 are as follows (in thousands):

Fiscal Year Ending December 31,	Amount
2015	$25,051
2016	$18,531
2017	$15,155
2018	$11,457
2019	$12,288
Thereafter	$127,373

Total rental expense for the years ended December 31, 2014, 2013 and 2012 was $106.5 million, $116.6 million and $60.7 million, respectively. These expense amounts include contingent rentals and are net of sublease income, neither of which is material.

NOTE 13—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth selected unaudited quarterly financial information for the years ended December 31, 2014 and 2013:

	Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(In thousands, except per share data amounts)
Revenues	$603,811	$476,083	$414,595	$806,400
Operating income (loss)	(38,209)	31,525	(10,711)	25,949
Net income (loss)	(45,984)	(5,698)	(25,946)	12,234
Net income attributable to non-controlling interest	536	1,699	4,306	4,059
Net income (loss) attributable to McDermott International, Inc.	(46,520)	(7,397)	(30,252)	8,175

	Per Share Data Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Basic loss per common share:
Income (loss) from continuing operations less noncontrolling interest	(0.20)	(0.03)	(0.13)	0.03
Net loss attributable to McDermott International, Inc.	(0.20)	(0.03)	(0.13)	0.03
Diluted loss per common share:
Income (loss) from continuing operations less noncontrolling interest	(0.20)	(0.03)	(0.13)	0.03
Net loss attributable to McDermott International, Inc.	(0.20)	(0.03)	(0.13)	0.03

(1)	Operating income for the quarter ended March 31, 2014 was influenced by negative changes in estimates on projects, mainly in our MEA segment.
(2)

Operating income for the quarter ended June 30, 2014 was influenced by a gain on the sale of assets, mainly of our Harbor Island facility of approximately $25.1 million and some of Morgan City facility assets.

(3)	Operating income for the quarter ended December 31, 2014 was influenced by positive changes in estimates and recognition of approved change orders.

	Quarter Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
	(In thousands, except per share data amounts)
Revenues	$807,488	$647,250	$686,856	$517,338
Operating income (loss)	56,688	(146,321)	(49,216)	(317,896)
Net income (loss)	27,973	(142,922)	(55,609)	(319,352)
Net income attributable to non-controlling interest	3,765	3,286	5,023	6,884
Net income (loss) attributable to McDermott International, Inc.	24,208	(146,208)	(60,632)	(326,236)

	Per Share Data Quarter Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Basic loss per common share:
Income (loss) from continuing operations less noncontrolling interest	0.10	(0.62)	(0.26)	(1.38)
Net loss attributable to McDermott International, Inc.	0.10	(0.62)	(0.26)	(1.38)
Diluted loss per common share:
Income (loss) from continuing operations less noncontrolling interest	0.10	(0.62)	(0.26)	(1.38)
Net loss attributable to McDermott International, Inc.	0.10	(0.62)	(0.26)	(1.38)

(1)	Operating income for the quarter ended June 30, 2013 was influenced by increased cost estimates on projects in our MEA and ASA segments, as well as restructuring charges.
(2)	Operating income for the quarter ended September 30, 2013 was influenced by increased project losses.
(3)	Operating income for the quarter ended December 31, 2013 was influenced by increased cost estimates, impairment losses of $84.3 million and restructuring charges.

We have retrospectively applied the new accounting method for recognizing actuarial gains and losses relating to our pension and other post-retirement benefit plans, as described in Note 1. The impact of these adjustments on previously reported quarterly results is summarized below (in thousands, except per share amounts).

	Quarter ended March 31,		Quarter ended June 30,		Quarter ended September 30,		Quarter ended December 31,
Increase (decrease) to	2014	2013	2014	2013	2014	2013	2014(1)	2013(1)
Operating income (loss)	$3,433	$3,655	$3,433	$3,215	$3,432	$3,438	$6,369	$(2,263)
Net income (loss)	$3,433	$3,655	$3,433	$3,215	$3,432	$3,438	$6,369	$(2,263)
Basic loss per common share:
Net loss attributable to McDermott International, Inc.	0.01	0.02	0.01	0.01	0.01	0.01	—	(0.01)
Diluted loss per common share:
Net loss attributable to McDermott International, Inc.	0.01	0.02	0.01	0.01	0.01	0.01	—	(0.01)
(1)	Impact of the adjustments on quarters ended December 31, 2014 and 2013 includes effect of the actuarial adjustment recognized at the end of the year.

NOTE 14—EFFECT OF ACCOUNTING CHANGE

We have retrospectively applied the new accounting method for recognizing actuarial gains and losses, as described in Note 1. We recorded a cumulative increase to accumulated deficit of $88.3 million as of January 1, 2012 related to this accounting method change. The impact of these adjustments on our consolidated results and financial position is as follows:

	2014			2013			2012
	New method	Historical Method	Net Effect of Change	As Adjusted	Previously Reported	Net Effect of Change	As Adjusted	Previously Reported	Net Effect of Change
	(In thousands, except per share data amounts)
Consolidated Statements of Operations:
Selling, general and administrative expenses	$208,564	$225,231	$(16,667)	$193,126	$201,171	$(8,045)	$218,162	$205,974	$12,188
Operating Income (Loss)	$8,554	$(8,113)	$16,667	$(456,745)	$(464,790)	$8,045	$307,139	$319,327	$(12,188)
Net Income (Loss)	$(65,394)	$(82,061)	$16,667	$(489,910)	$(497,955)	$8,045	$205,235	$217,423	$(12,188)
Net Income (Loss) Attributable to McDermott International, Inc.	$(75,994)	$(92,661)	$16,667	$(508,868)	$(516,913)	$8,045	$194,465	$206,653	$(12,188)
Earnings per common share:
Basic:
Net Income (Loss) Attributable to McDermott International, Inc.	(0.32)	(0.39)	0.07	(2.15)	(2.19)	0.04	0.83	0.88	(0.05)
Diluted:
Net Income (Loss) Attributable to McDermott International, Inc.	(0.32)	(0.39)	0.07	(2.15)	(2.19)	0.04	0.82	0.87	(0.05)

Consolidated Statements of Comprehensive Income (Loss):
Unrealized gain (loss) on benefit plan revaluation	$—	$2,937	$(2,937)	$—	$(9,542)	$9,542	$—	$(23,821)	$23,821
Amortization of benefit plan costs	$—	$13,730	$(13,730)	$—	$17,587	$(17,587)	$—	$11,633	$(11,633)

Consolidated Balance Sheets:
Retained Earnings/ (Accumulated Deficit)	$(239,572)	$(163,818)	$(75,754)	$(163,578)	$(71,157)	$(92,421)
Accumulated Other Comprehensive Income (Loss)	$(97,808)	$(173,562)	$75,754	$(47,710)	$(140,131)	$92,421

Consolidated Statements of Cash Flows:
Net Income (Loss)	$(65,394)	$(82,061)	$16,667	$(489,910)	$(497,955)	$8,045	$205,235	$217,423	$(12,188)
Other non-cash items	$(3,605)	$8,961	$(12,566)	$(6,029)	$(3,463)	$(2,566)	$6,837	$8,367	$(1,530)
Other assets and liabilities(1)	$11,653	$15,754	$(4,101)	$(46,301)	$(40,822)	$(5,479)	$55,303	$39,535	$15,768
Pension liability and accrued postretirement and employee benefits	$(1,861)	$(1,861)	$—	$(30,828)	$(30,828)	$—	$34,847	$36,897	$(2,050)
(1)

Other assets and liabilities for the years ended December 31, 2013 and 2012 have been adjusted to conform with the current year presentation for the non-cash impacts of gain of foreign exchange, as described in Note 1.